UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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DEERFIELD CAPITAL CORP.
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DEERFIELD CAPITAL CORP.
6250 N. River Road, 9th Floor
Rosemont, Illinois 60018

          , 2008

Dear Stockholder:

On behalf of the board of directors, I cordially invite you to attend a Special Meeting of Stockholders of Deerfield Capital Corp., or the Meeting, which will be held on          , 2008, at   a.m., EST, at the offices of           . The matters to be considered by our stockholders at the Meeting are described in detail in the accompanying materials. Among the matters that you will be considering is the proposed conversion of shares of our preferred stock that we issued as partial consideration for the acquisition of our external manager into shares of our common stock.

It is very important that you be represented at the Meeting regardless of the number of shares you own or whether you are able to attend the Meeting in person. Even if you plan to attend the Meeting, I urge you to mark, sign and date your proxy card today and return it in the envelope provided. Voting by proxy card will not prevent you from voting in person, but will ensure that your vote is counted, if for whatever reason, you are unable to attend.

Your continued support and interest in Deerfield Capital Corp. are sincerely appreciated.

Sincerely,

Peter H. Rothschild
Interim Chairman

DEERFIELD CAPITAL CORP.
6250 N. River Road, 9th Floor
Rosemont, Illinois 60018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on          , 2008

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders, or the Meeting, of Deerfield Capital Corp., or DFR, to be held on          , 2008, at   a.m., EST, at the offices of          .

As you may know, on December 21, 2007 we completed the acquisition by merger, or the Merger, of Deerfield & Company LLC, or Deerfield, the parent of our manager, Deerfield Capital Management LLC, or DCM. DCM had been our external manager since our inception. Upon completion of the Merger, Deerfield and DCM became our indirect, wholly owned subsidiaries. Historically, our investment activity focused principally on investments in mortgage-backed securities and all of our investment management services were provided by DCM, as our external manager, under the supervision of our board of directors, or our Board, pursuant to the terms of a management agreement. As a result of the Merger, we are a diversified institutional asset manager with varied revenue sources. In connection with the Merger, we changed our name from Deerfield Triarc Capital Corp. to Deerfield Capital Corp.

Upon the unanimous recommendation of a special committee of the Board comprised solely of directors who had no material financial interest in the Merger that differed from that of our stockholders, or the Special Committee, our Board determined that the Merger was advisable and in the best interests of DFR and its stockholders. The members of the Board with a material financial interest in the Merger that differed from that of our stockholders abstained from voting to approve the Merger. The aggregate consideration paid by DFR to the members of Deerfield in the Merger consisted of 14,999,992 shares of a new class of Series A Cumulative Convertible Preferred Stock, par value $.001 per share, or the Series A Preferred Stock, approximately $74 million aggregate principal amount of two series of Senior Secured Notes and approximately $1 million of cash. We also agreed to pay the transaction expenses incurred by the members of Deerfield, which we estimate to be approximately $6 million.

At the Meeting, you will be asked to consider and vote upon proposals to:

1. approve the conversion of 14,999,992 shares of Series A Preferred Stock that were issued in the Merger into 14,999,992 shares of our common stock, subject to any anti-dilution adjustments that may be required by the terms of the Series A Preferred Stock prior to the conversion;

2. approve an amendment and restatement of the Deerfield Capital Corp. Stock Incentive Plan to, among other things, increase the number of shares of common stock reserved for issuance under the plan from 2,692,313 to 6,136,725; and

3. act upon such other matters as may properly come before the Meeting or any adjournment or postponement of the Meeting.

We are seeking stockholder approval of the conversion of the Series A Preferred Stock into shares of our common stock because the New York Stock Exchange, or NYSE, rules generally require stockholder approval prior to the issuance of shares of common stock that would (i) constitute more than 20% of the total number of shares of common stock outstanding or (ii) constitute more than 1% of the total number of shares of common stock outstanding if the issuance is to, among others, an affiliate or other closely-related person of one of our directors, officers or substantial security holders. As a result, the proposed conversion of the Series A Preferred Stock must be approved by our stockholders holding a majority of the votes cast on the proposal (provided that the total votes cast on the proposal represent a majority of the outstanding shares of our common stock entitled to vote on the proposal).

Furthermore, the terms of the Series A Preferred Stock provide that the Series A Preferred Stock will be converted into shares of our common stock if, and only if, our stockholders approve of the conversion in accordance with the rules of the NYSE. By approving the conversion, our stockholders are also approving our issuance of 14,999,992 shares of our common stock, subject to any anti-dilution adjustments that may be required, that we will issue to effect the conversion. We are also seeking stockholder approval to amend and restate our stock incentive plan because, due to our internalized management following the Merger, we believe that we will need additional flexibility under that plan to structure long-term incentive compensation to attract and retain our employees.

After careful consideration, including consideration of the unanimous recommendation of the Special Committee, our Board (excluding those members who abstained from making a recommendation with respect to the conversion because of a material financial interest in the conversion that differs from that of our stockholders) recommends that you vote FOR the conversion proposal to be voted on at the Meeting. Also after careful consideration, our Board unanimously recommends that you vote FOR the stock incentive plan proposal to be voted on at the Meeting.

Your vote is important. You should read the attached proxy statement and the information incorporated by reference into this proxy statement carefully. Whether or not you plan to attend the Meeting, you are urged to complete, date and sign the enclosed proxy and return it to us promptly. You may revoke your proxy at any time before it is voted by giving written notice to our corporate secretary, by attending the Meeting and voting in person or by submitting a proxy dated a later date.

Thank you very much for your continued support.

By order of the Board:

Frederick L. White
Senior Vice President, General Counsel and Secretary

Rosemont, Illinois
          , 2008

QUESTIONS AND ANSWERS

Q:	Why did DFR send this proxy statement to me?

A:	We sent this proxy statement and the enclosed proxy card to you because the Board is soliciting your proxy to vote your shares at the Meeting. This proxy statement is designed to assist you in voting and provides the information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC.

We are seeking your approval of the conversion of our Series A Preferred Stock into shares of our common stock because the NYSE rules generally require stockholder approval prior to the issuance of shares of common stock that would (i) constitute more than 20% of the total number of shares of common stock outstanding or (ii) constitute more than 1% of the total number of shares of common stock outstanding if the issuance is to, among others, an affiliate or other closely-related person of one of our directors, officers or substantial security holders. As a result, the proposed conversion of the Series A Preferred Stock must be approved by our stockholders representing a majority of the votes cast on the proposal (provided that the total votes cast on the proposal represent a majority of the outstanding shares of our common stock entitled to vote on the proposal). Furthermore, the terms of the Series A Preferred Stock provide that the Series A Preferred Stock will be converted into shares of our common stock, if and only if, our stockholders approve the conversion in accordance with the rules of the NYSE. By approving the conversion, our stockholders are also approving our issuance of 14,999,992 shares of our common stock, subject to any anti-dilution adjustments that may be required, that we will issue to effect the conversion. The terms of the merger agreement relating to the Merger, or the Merger Agreement, also require that we submit the conversion proposal for stockholder approval.

We also are seeking stockholder approval to amend and restate the Deerfield Capital Corp. stock incentive plan, or the Stock Incentive Plan, because we believe that we will need additional flexibility under that plan to structure long-term incentive compensation to attract and retain our employees.

Q:	Am I voting to approve the Merger?

A:	No. The Merger was completed on December 21, 2007.

Q:	Why did DFR issue the Series A Preferred Stock?

A:	We issued the Series A Preferred Stock to the owners of Deerfield as partial consideration for completion of the Merger pursuant to the terms of the Merger Agreement.

Q:	Why did DFR purchase Deerfield?

A:	We believe the Merger will benefit DFR and its stockholders for several important reasons. The acquisition of Deerfield gives us the opportunity to diversify our revenue streams by complementing DFR’s investment income with fee income derived from managing both our own capital and our clients’ portfolios. We believe the acquisition will also materially enhance our growth opportunities because we intend to deploy a portion of our capital into new potential high growth, fee earning products within DCM’s scalable investment platforms. In addition, because a substantial portion of the consideration for the acquisition was in the form of equity, we believe we enhanced our capital base. Lastly, we believe the internalization of our manager better aligns the interests of management with those of our stockholders.

Q:	What will happen if our stockholders vote to approve the conversion of the Series A Preferred Stock into common stock?

A:	If the holders of our common stock vote to approve the conversion of the Series A Preferred Stock into shares of our common stock, the conversion, and our issuance of common stock necessary to effect the conversion, will occur automatically and will not require any additional approval by us, the holders of our common stock or the holders of the Series A Preferred Stock. The shares of Series A Preferred Stock that are converted into shares of common stock will revert to the status of authorized but unissued and undesignated shares of preferred stock. Assuming we do not undertake a stock split, stock dividend or other event prior to the conversion that would require an anti-dilutive adjustment to the conversion rights of the

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Series A Preferred Stock, the shares of Series A Preferred Stock will convert into shares of our common stock on a one-for-one basis, and we will issue an aggregate of 14,999,992 shares of our common stock to the holders of the Series A Preferred Stock. Upon conversion, the former holders of the Series A Preferred Stock in the aggregate would hold approximately % of our common stock outstanding, based on the number of shares of common stock outstanding on the Record Date for the Meeting. The Record Date for the meeting was , 2008. In particular, combined with its pre-merger holdings, Triarc Companies, Inc., or Triarc, would hold approximately % of our common stock outstanding based on the number of shares of common stock outstanding on the Record Date, assuming conversion of the Series A Preferred Stock. In addition to receiving shares of common stock, the holders of the Series A Preferred Stock will also receive all accrued and unpaid dividends due and owing on the Series A Preferred Stock through the date on which our stockholders approve the conversion. However, no cash dividend will be payable on the Series A Preferred Stock (but nevertheless will continue to accrue) before the earlier to occur of the conversion vote to be held at the Meeting or March 31, 2008.

Q:	What will happen if our stockholders do not vote to approve the conversion of the Series A Preferred Stock into common stock?

A:	The Merger has already occurred so failure to approve the conversion of the Series A Preferred Stock will have no effect on the Merger. If the holders of our common stock do not vote to approve the conversion of the Series A Preferred Stock into shares of our common stock, the Series A Preferred Stock will remain issued and outstanding, entitled to all of the rights (including dividend and liquidation preferences) associated with that stock in accordance with its terms that are summarized below and are set forth in detail in Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on December 28, 2007. The holders of the Series A Preferred Stock do not have the right to convert their shares into shares of our common stock without the approval of the holders of our common stock. If our stockholders do not vote to approve the conversion proposal at the Meeting, the holders of at least 20% of the outstanding shares of Series A Preferred Stock have the right, subject to minimum notice periods, to require us to submit the conversion proposal to another vote of our stockholders at the next succeeding annual meeting following the date on which we receive the request from those holders. The holders of the Series A Preferred Stock may only exercise this right one time, and if our stockholders again reject the conversion proposal, the Series A Preferred Stock will cease to be convertible and will remain outstanding in accordance with its terms.

Q:	Why does the Board believe it would be in the company’s best interests to vote to approve the conversion of the shares of Series A Preferred Stock into shares of common stock?

A:	Our Board recommends that stockholders vote to approve the conversion of shares of Series A Preferred Stock into shares of common stock because of our Board’s strong belief that it would be more advantageous to the company’s capital structure and the holders of our common stock. In particular, by voting to approve the conversion, the holders of the Series A Preferred Stock will cease to have preferential dividend and liquidation rights.

As structured, the holders of the Series A Preferred Stock realize the potential economic benefits of holding our common stock but also maintain significant preferences. For example, we have an obligation to redeem the Series A Preferred Stock on the earlier of a change in control or December 20, 2014 at the greater of (i) approximately $150.0 million or (ii) the value of our common stock that the holders of the Series A Preferred Stock would have received on the date of redemption as if the conversion occurred on that date, based on the then current market price. The holders of the Series A Preferred Stock are also generally entitled to an aggregate dividend equal to the greater of (i) approximately $7.5 million per year or (ii) the then annual dividend payable on our common stock. The preferred dividend obligation will continue to accrue whether or not we are able to make timely dividend payments. Consequently, the holders of the Series A Preferred Stock presently maintain the economic upside associated with our common stock with the added advantage of having dividend and liquidation preferences.

If stockholders vote to approve the conversion of the shares of Series A Preferred Stock into shares of our common stock, the holders of the Series A Preferred Stock will no longer be entitled to any dividend or liquidation preferences. The Series A Preferred Stock currently has a liquidation preference of $10.00 per share, or approximately $150.0 million in the aggregate. Conversion of the Series A Preferred Stock will also eliminate our obligation to make a significant cash payment to the holders of the Series A Preferred Stock upon redemption, which we may be unable to fund on favorable terms, or at all. Our obligation to make the redemption payment upon a change in control could limit our ability to undertake such a transaction even if we otherwise consider it to be in the best interests of our stockholders. Additionally, so long as the Series A Preferred Stock remains outstanding, we may not issue any capital stock that is on parity with, or senior to, the Series A Preferred Stock without the consent of the holders of 80% of the number of shares of Series A Preferred Stock then outstanding, which limits the flexibility of our capital structure. We also believe that the failure to obtain stockholder approval of this proposal could jeopardize our future financing prospects, due to our dividend and redemption obligations in connection with the Series A Preferred Stock and the need to obtain approval of the holders of 80% of the Series A Preferred Stock with respect to the issuance of senior or pari passu capital stock. Consequently, our Board believes voting to approve the conversion is in the best interests of our company and the holders of our common stock.

Q:	What are the summary terms of the Series A Preferred Stock?

A:	The 14,999,992 shares of Series A Preferred Stock issued in connection with the Merger have an initial aggregate liquidation preference of approximately $150.0 million, or $10.00 per share (subject to adjustment). The shares of Series A Preferred Stock will be converted automatically into shares of our common stock on a one-for-one basis (subject to certain anti-dilution provisions) upon approval by the vote required under the rules of the NYSE. The Series A Preferred Stock has dividend and liquidation rights as follows:

(i) for the dividend period from December 21, 2007, the original issuance date of the Series A Preferred Stock, through the dividend record date next following the original issuance date, an amount equal to 5% per annum of the liquidation preference;

(ii) for the dividend period commencing on the day after the dividend record date for the first dividend described in clause (i) through the next succeeding dividend record date, an amount equal to the greater of (A) 5% per annum of the liquidation preference or (B) the per share common stock dividend declared for such dividend period; and

(iii) for each succeeding dividend period thereafter, an amount equal to the greater of (A) 5% per annum of the liquidation preference, or (B) the per share common stock dividend declared for such dividend period.

Dividends on the Series A Preferred Stock will be cumulative from the original issuance date, whether or not we have earnings, whether or not we have legally available funds, and whether or not declared by our Board or authorized or paid by us. However, no cash dividend will be payable on the Series A Preferred Stock (but nevertheless will continue to accrue) before the earlier to occur of the conversion vote to be held at the Meeting or March 31, 2008.

The Series A Preferred Stock is subject to mandatory redemption on December 20, 2014, at a redemption price equal to the greater of $10.00 per share or the current market price of the common stock issuable upon the conversion of the Series A Preferred Stock (assuming conversion immediately prior to the redemption date), plus in each case, accrued and unpaid dividends.

Upon our voluntary or involuntary liquidation, dissolution or winding up, each share of Series A Preferred Stock will receive prior to any payment to any other equity securities ranking junior to the Series A Preferred Stock with respect to liquidation, dissolution or winding up, a preference payment equal to the greater of $10.00 per share or the then current market price of the common stock issuable upon the conversion of the Series A Preferred Stock (assuming conversion immediately prior to the event of liquidation), plus in each case, accrued and unpaid dividends. The Series A Preferred Stock will, with respect to dividend and distribution rights, redemption rights and rights upon our liquidation, dissolution or winding, rank:

• prior or senior to all classes or series of our common stock and any other class or series of our capital stock ranking junior to the Series A Preferred Stock with respect to dividends, redemption or upon liquidation, dissolution or winding up;

• on parity with any class or series of our capital stock issued in the future the terms of which expressly provide that such securities rank on parity with the Series A Preferred Stock with respect to dividends, redemption or upon liquidation, dissolution or winding up, the issuance of which would require the consent of the holders of the Series A Preferred Stock;

• junior to any class or series of our capital stock issued in the future the terms of which expressly provide that such securities rank senior to our Series A Preferred Stock with respect to dividends, redemption or upon liquidation, dissolution or winding up, the issuance of which would require the consent of the holders of the Series A Preferred Stock; and

• junior to all our existing and future debt obligations, including but not limited to, two series of senior secured notes issued in connection with the Merger.

Holders of the Series A Preferred Stock have the right to elect two additional directors if and whenever dividends on such shares of Series A Preferred Stock are not declared and paid in cash on four or more dividend dates, whether or not consecutive. The affirmative vote or consent of holders of at least 80% of the votes entitled to be cast by holders of Series A Preferred Stock is required to (i) authorize or issue any series of capital stock that is senior to the Series A Preferred Stock, (ii) authorize or issue any shares of capital stock that are on parity with the Series A Preferred Stock or (iii) amend, alter or repeal any provision of our charter, by merger or otherwise, that would materially adversely affect the powers, rights or preferences of the Series A Preferred Stock. We have agreed to seek a listing for the Series A Preferred Stock on the NYSE on or before April 30, 2008, subject to satisfaction of applicable listing standards, if the conversion has not occurred by that date. Further, in accordance with a registration rights agreement we executed in connection with the Merger, we will also seek to register with the SEC the resale of the shares of Series A Preferred Stock. See “Proposal 1 — Description of the Terms of the Series A Preferred Stock” for a more detailed summary of the terms of the Series A Preferred Stock.

Whether the Series A Preferred Stock remains outstanding or whether the Series A Preferred Stock is converted into shares of our common stock, it will receive dividends that will have a dilutive impact on the dividends received by holders of our common stock.

Q:	Do I have dissenters’ or appraisal rights if I object to the proposed conversion of Series A Preferred Stock into shares of common stock?

A:	No, under applicable Maryland law, DFR stockholders do not have dissenters’ or appraisal rights in connection with the Merger, the conversion of shares of Series A Preferred Stock into shares of common stock or the other matters being voted upon at the Meeting.

Q:	Are there any material adverse tax consequences to DFR if the stockholders vote to convert the Series A Preferred Stock into common stock?

A:	No. The conversion of our Series A Preferred Stock into shares of common stock will not be a taxable event to us for federal income tax purposes and will not result in any material adverse federal income tax consequence to us.

Q:	What changes are being proposed to the Stock Incentive Plan?

A:	We are proposing an amendment and restatement to the Stock Incentive Plan that will, among other things:

• increase the number of shares available under the plan from 2,692,313 to 6,136,725 shares;

• permit the grant of incentive awards, i.e., cash bonus opportunities that will be deductible as “performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code;

• impose a limit on the awards that an individual can receive in a calendar year, as required by Section 162(m) of the Code;

• identify additional performance measures that may be used in determining whether a plan award is earned; and

• extend the term of the plan by approximately two and one-half years.

Our Board adopted the amendment and restatement to the Stock Incentive Plan, subject to stockholder approval at the Meeting. Having completed the Merger, we now, for the first time, have employees (directly or at the DCM subsidiary level), and we need to structure long-term incentive compensation to retain these employees and to attract new employees. The Board believes that amending and restating the Stock Incentive Plan is an important part of our ability to attract and retain employees.

Q:	Did stockholders previously approve an amendment and restatement of the Stock Incentive Plan?

A:	Yes. At a special stockholder meeting held to vote on the issuance of shares of our common stock necessary to complete the merger contemplated by the merger agreement we entered into in April 2007, we also sought and received stockholder approval to amend and restate our Stock Incentive Plan to, among other things, increase the number of shares of common stock reserved for issuance under the plan from 2,692,313 to 6,136,725. Because we terminated the April 2007 merger agreement without closing the merger, we determined not to implement the amendment and restatement of our Stock Incentive Plan that was previously approved. The terms of the proposed amendment and restatement of our Stock Incentive Plan are substantially similar to the terms that were previously approved by our stockholders.

Q:	When is the Meeting and where will it be held?

A:	The Meeting will be held on , 2008, at a.m., EST, at the offices of . The date, time and place of any adjournment or postponement of the Meeting, if any, will be established in accordance with our governing documents and applicable law.

Q:	What may I vote on?

A:	You may vote on the following matters:

1. approval of the conversion of 14,999,992 shares of Series A Preferred Stock that were issued in the Merger into 14,999,992 shares of our common stock, subject to any anti-dilution adjustments that may be required by the terms of the Series A Preferred Stock prior to the conversion;

2. approval of the amendment and restatement of the Stock Incentive Plan to, among other things, increase the shares of common stock reserved for issuance under the plan from 2,692,313 to 6,136,725; and

3. such other matters as may properly come before the Meeting or any adjournment or postponement of the Meeting.

Q:	How does the Board recommend I vote?

A:	The Board (excluding those members who abstained because of a material financial interest in the conversion that differs from that of our stockholders) recommends a vote FOR the conversion proposal. The Board unanimously recommends a vote FOR the Stock Incentive Plan proposal.

Q:	Who is entitled to vote?

A:	Only those stockholders who owned DFR common stock at the close of business on the Record Date, which was , 2008, are entitled to vote at the Meeting.

Q:	How do I vote and how can I revoke my proxy?

A:	You may vote your shares either in person or by proxy. Stockholders may submit their votes by proxy by mail, using the enclosed proxy card. For further instructions on voting, see your enclosed proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares

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will be voted “FOR” each of the proposals and at the proxy’s discretion on any other matters that properly come before the Meeting. You have the right to revoke your proxy at any time before the Meeting by:

• delivering written notice of such revocation to our corporate secretary before the Meeting;

• submitting a properly executed proxy bearing a later date; or

• attending the Meeting and voting in person.

If you hold your shares in “street name” (that is, through a broker or other nominee or intermediary), you may vote and revoke a previous vote only by following the procedures established by the broker or other nominee or intermediary.

You may provide written notice to our corporate secretary at Deerfield Capital Corp., Attention: Corporate Secretary, 6250 N. River Road, 9th Floor, Rosemont, Illinois 60018.

Q:	How many shares can vote?

A:	DFR’s charter authorizes the issuance of up to 500,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. On the Record Date, DFR’s issued and outstanding stock consisted of shares of common stock and 14,999,992 shares of Series A Preferred Stock. Each holder of DFR common stock is entitled to one vote for each share held on the Record Date. The shares of the Series A Preferred Stock are not entitled to be voted on the proposals presented in this proxy statement.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares of DFR common stock. These shares may be present at the Meeting or represented by proxy, and there must be a quorum for the Meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker non-votes and abstentions, which are described in more detail later in this proxy statement, will not be counted as votes cast with respect to the proposals being considered at the Meeting but abstentions will be counted for the purpose of determining the existence of a quorum.

Q:	What vote is required?

A:	Each of the proposals presented in this proxy statement requires the affirmative vote of a majority of the votes cast on the proposal (provided that the total votes cast on the proposal represent a majority of the outstanding shares of our common stock entitled to vote on the proposal).

Q:	If my shares of DFR common stock are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Because approval of each proposal requires that the total votes cast represent a majority of the outstanding shares of our common stock entitled to vote on the matter and because broker non-votes and abstentions are not considered votes cast for this purpose, a broker non-vote or abstention could have the effect of a vote against each proposal.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	We will pay the cost of soliciting proxies, including the expenses related to the printing and mailing of this proxy statement. In addition to solicitation by mail and, without additional compensation for such services, proxies may be solicited personally, or by telephone or telecopy, by our directors, officers or other employees. We will also pay approximately $9,500 (plus reimbursement of out-of-pocket expenses) to Georgeson, Inc., or Georgeson, to assist with the solicitation of proxies. Georgeson may solicit proxies by telephone or other electronic means or in person. We also will reimburse Georgeson for routine out-of-pocket expenses in connection with this proxy solicitation, which expenses will include a charge of $5.00 for each stockholder successfully contacted. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common stock held of record by such persons, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses. In addition, we will indemnify Georgeson against any losses arising out of the firm’s proxy soliciting services on our behalf.

Q:	Will representatives of Deloitte & Touche LLP be present at the meeting and available to answer questions?

A:	Yes. We expect that representatives of Deloitte & Touche LLP will be present at the Meeting, will be given the opportunity to make a statement if they desire to do so and will also be available to answer questions.

Q:	Who can help answer my questions, and where can I get additional information about matters described in this proxy statement?

A:	If you have questions about the matters described in this proxy statement, or how to submit your proxy or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, you should contact Georgeson, our proxy solicitor, at .

You may also obtain additional information about DFR from documents filed with the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such material at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find DFR’s SEC filings at the SEC’s website at http://www.sec.gov. You may also obtain copies of this proxy statement and any other reports or information that we file with the SEC, free of charge, by directing a request to Deerfield Capital Corp., Attention: Investor Relations, 6250 N. River Road, 9th Floor, Rosemont, Illinois 60018. Our website is http://www.deerfieldcapitalcorp.com. The information contained on our website is not incorporated into this proxy statement.

DEERFIELD CAPITAL CORP.

PROXY STATEMENT

GENERAL MEETING INFORMATION

General

This proxy statement and the accompanying form of proxy and Notice of Special Meeting are provided in connection with the solicitation of proxies by the Board of Directors, or the Board, of Deerfield Capital Corp., a Maryland corporation, for use at the Special Meeting of Stockholders to be held on          , 2008, or the Meeting. Unless otherwise noted or the context otherwise requires, we refer to Deerfield Capital Corp. as “DFR,” “we,” “us,” “our,” or “our company,” to our indirect wholly owned subsidiary Deerfield & Company LLC and its subsidiaries as “Deerfield,” to Deerfield Capital Management LLC, a wholly owned subsidiary of Deerfield and our indirect wholly owned subsidiary that is our manager (and, prior to our acquisition of Deerfield, was our external manager), as “DCM,” and to Triarc Companies, Inc. as “Triarc.” We refer to our acquisition of Deerfield on December 21, 2007 as the Merger.

Important Note

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such representation must not be relied upon as having been authorized by us or any other person or entity. This proxy statement, and the information incorporated herein, provides you with detailed information about the proposals to be considered and voted upon at the Meeting. The information in this proxy statement is current as of the date of this proxy statement. Stockholders are urged to carefully review this proxy statement, which discusses each of the proposals to be voted upon at the Meeting, including the accompanying annex and the information incorporated herein.

This proxy statement does not constitute the solicitation of a proxy from any person in any jurisdiction where it is unlawful to make such proxy solicitation. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

Date, Time and Place of the Meeting

The Meeting will be held on          , 2008 at the offices of          , at   a.m., EST. The date, time and place of any adjournments or postponements of the Meeting, if any, will be established in accordance with our governing documents and applicable law.

Mailing Address; Date of Mailing

The mailing address of our principal executive office is 6250 N. River Road, 9th Floor, Rosemont, Illinois 60018. This proxy statement and the enclosed form of proxy and Notice of Special Meeting are first being mailed to DFR stockholders on or about          , 2008.

Notice & Voting

Each outstanding share of our common stock entitles its holder to one vote. Only our stockholders of record at the close of business on          , 2008, the Record Date, will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. As of the Record Date, there were           shares of our common stock outstanding and entitled to vote at the Meeting and approximately           holders of record. The shares of Series A Preferred Stock are not entitled to be voted at the Meeting. For your comfort and security, admission to the Meeting will be by ticket only. You also must present identification containing a photograph. If you are a registered stockholder (your shares are held in your name) and plan to attend the Meeting, please check the appropriate box on the enclosed proxy card.

Your admission ticket can be detached from the top portion of the proxy card. If you are a beneficial owner (your shares are held in street name by a bank, broker or other nominee or intermediary) and you plan to attend the Meeting, your admission ticket is on your voting information form. In addition, you can obtain an admission ticket in advance by writing to Corporate Secretary, Deerfield Capital Corp., 6250 N. River Road, 9th Floor, Rosemont, Illinois 60018, and enclose proof of ownership, such as a bank or brokerage account statement or a letter from the bank or broker verifying such ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the registration desk on the day of the Meeting. Tickets may be issued to others at our discretion.

If you complete and properly sign and return the accompanying proxy card, your shares will be voted as you specify, but if you sign and return the accompanying proxy card but do not specify a vote with respect to a proposal, your shares will be voted as the Board recommends with respect to the proposals and in the proxy’s discretion with respect to any other matter that may be properly considered at the Meeting.

Under our bylaws, business transacted at the Meeting is confined to the purposes stated in the Notice of Special Meeting. The proxy being solicited does, however, convey discretionary authority to the persons named therein as proxies to vote on matters that are incidental to the conduct of the Meeting.

You may revoke your proxy by:

•	delivering written notice of such revocation to our corporate secretary before the Meeting;

•	submitting a properly executed proxy bearing a later date; or

•	attending the Meeting and voting in person.

If you hold your shares in “street name” (that is, through a broker or other nominee or intermediary), you may vote and revoke a previous vote only by following the procedures established by the broker or other nominee or intermediary.

Votes Required for Approval of Each Proposal

Conversion of Series A Preferred Stock.  For the proposal to convert 14,999,992 shares of Series A Preferred Stock that were issued in connection with the Merger into 14,999,992 shares of our common stock (subject to any anti-dilution adjustments that may be required by the terms of the Series A Preferred Stock prior to the conversion), you may vote in favor of the proposal, against the proposal or abstain from voting. By approving the conversion, our stockholders are also approving our issuance of 14,999,992 shares of our common stock, subject to any anti-dilution adjustments that may be required, that we will issue to effect the conversion. Under the rules of the NYSE, if a quorum is present, ratification of this proposal requires the affirmative vote of a majority of the votes cast on the proposal (provided that the total votes cast on the proposal represent a majority of the outstanding shares of our common stock entitled to vote on the proposal).

Amendment and Restatement of Stock Incentive Plan.  For the proposal to amend and restate the Stock Incentive Plan to, among other things, increase the number of shares available for issuance under the Stock Incentive Plan, you may vote in favor of the proposal, against the proposal or abstain from voting. Under the rules of the NYSE, if a quorum is present, ratification of this proposal requires the affirmative vote of a majority of the votes cast on the proposal (provided that the total votes cast on the proposal represent a majority of the outstanding shares of our common stock entitled to vote on the proposal).

Unspecified Shares Held in Street Name and Abstentions

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners, unless the brokers have been given discretionary voting power by the beneficial owners. However, brokers or nominees holding shares for a beneficial owner might not have discretionary voting power and might not have received voting instructions from the beneficial owner of the shares. In such cases, a broker may not vote on a proposal, which is known as a “broker non-vote.” The approval of the proposals being presented in this proxy statement is not considered routine, and broker non-votes may arise in the context of these proposals.

Abstentions and broker non-votes are not considered votes cast and will not be counted for or against the proposals being considered at the Meeting or toward the total votes cast on the proposals for the purposes of determining if the necessary majority of outstanding shares have voted on the proposals, but abstentions will be counted for the purpose of determining the existence of a quorum. Since the total votes cast for each proposal must represent a majority of the outstanding shares of our common stock entitled to vote on the matter and since broker non-votes and abstentions are not considered votes cast for this purpose, a broker non-vote or abstention could have the effect of a vote against each proposal.

Quorum

A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. At the close of business on          , 2008, the Record Date, we had            shares of common stock outstanding entitled to cast a vote on the proposals presented in this proxy statement.

Availability of Documents

The following documents are posted on our Internet site: http://www deerfieldcapitalcorp.com (the information on which is not incorporated into this proxy statement), and can also be obtained from us by written request to Corporate Secretary, Deerfield Capital Corp., 6250 N. River Road, 9th Floor, Rosemont, Illinois 60018.

•	our articles of amendment and restatement, as amended, or our charter;

•	our bylaws;

•	the charters of each of our standing Board committees;

•	our Corporate Governance Guidelines;

•	our Code of Business Conduct; and

•	our procedures for the submission and treatment of concerns and complaints by interested persons.

We have selected Georgeson as our proxy solicitor. If you have questions, require assistance voting your shares or need additional copies of proxy materials, you may call Georgeson at          .

The date of this proxy statement is          , 2008.

FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement and the information incorporated by reference into this proxy statement are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements as to such things as future capital expenditures, growth, business strategy and the benefits of the Merger, including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the Merger as well as other statements of expectations regarding the effect of the Merger and any other statements regarding future results or expectations. Forward-looking statements can be identified by forward looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on various operating assumptions. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections. We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this proxy statement, except as otherwise required by federal securities laws.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

Relating to the Merger:

•	DFR’s ability to integrate the businesses of DFR and Deerfield successfully and the amount of time and expense spent and incurred in connection with the integration;

•	the ability to realize the economic benefits that DFR anticipates as a result of the Merger;

•	failure to uncover all risks and liabilities associated with acquiring DCM;

•	federal income tax liability as a result of owning Deerfield and DCM through taxable real estate investment trust, or REIT, subsidiaries and the effect of DFR’s acquisition of Deerfield on its ability to continue to qualify as a REIT;

•	the impact of owning Deerfield on DFR’s ability to rely on an exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act;

•	the limitations or restrictions imposed on DCM’s investment and management services as a result of DFR’s ownership of DCM;

•	the impact of the issuance of approximately $74 million of two series of Senior Secured Notes as partial consideration for the Merger, including its impact on DFR’s liquidity, ability to raise additional capital and financial condition;

•	the impact of the issuance of the Series A Preferred Stock in connection with the Merger, including the restrictive covenants set forth therein, and its conversion into common stock if approved by DFR’s stockholders, which may include dilution of the ownership of DFR’s common stock negatively impacting its market price; and

•	the impact of the failure to convert the Series A Preferred Stock, which includes our continued obligation to make preferential dividends in the minimum amount of approximately $7.5 million per year; a minimum redemption payment obligation of approximately $150.0 million upon the earlier of a change in control or December 20, 2014; and an inability to issue capital stock on parity with, or senior to, the Series A Preferred Stock without consent of 80% of the outstanding shares of Series A Preferred Stock.

Relating to our business generally:

•	loss of key personnel, some of whom are not bound by employment agreements;

•	changes in REIT qualification requirements, making it difficult for DFR to conduct its investment strategy, and failure to maintain its qualification as a REIT;

•	rapid changes in market value of RMBS and other assets, making it difficult for DFR to maintain its REIT qualification or 1940 Act exemption;

•	changes in investment strategy;

•	adverse changes in accounting principles, tax law, or legal/regulatory requirements;

•	changes in the general economy or debt markets in which DFR invests;

•	effects of the current dislocation in the sub-prime mortgage sector and the weakness in the mortgage market generally;

•	failure to comply with applicable laws and regulations;

•	limitations and restrictions contained in instruments and agreements governing indebtedness and preferred stock, including the Series A Preferred Stock;

•	ability to raise additional capital and secure additional financing;

•	ability to continue to issue collateralized debt obligation, or CDO, vehicles, which can provide DFR with attractive financing for debt securities investments;

•	effects of CDO financings on cash flows;

•	increases in borrowing costs relative to interest received on assets;

•	ability to structure long-term incentives and retain key employees;

•	liability resulting from actual or potential future litigation;

•	the costs, uncertainties and other effects of legal and administrative proceedings;

•	the costs and effects of the current SEC investigation involving DFR and DCM into certain practices associated with the offer, purchase or sale of CDOs, Real Estate Mortgage Investment Conduits (REMICs) and the creation of re-REMICS;

•	competition and the impact of competition; and

•	actions of domestic and foreign governments and the effect of war or terrorist activity.

Relating to the DFR investment portfolio:

•	higher or lower than expected prepayment rates on the mortgages underlying DFR’s mortgage securities holdings;

•	DFR’s inability to obtain favorable interest rates, margin or other terms on the financing that is needed to leverage DFR’s mortgage securities and other positions;

•	increased rates of default on DFR’s investment portfolio (which risk rises as the portfolio seasons), and decreased recovery rates on defaulted loans;

•	flattening or inversion of the yield curve (short term interest rates increasing at a greater rate than longer term rates), reducing DFR’s net interest income on its financed mortgage securities positions;

•	DFR’s inability to adequately hedge its holdings sensitive to changes in interest rates;

•	narrowing of credit spreads, thus decreasing DFR’s net interest income on future credit investments (such as bank loans);

•	widening of mortgage spreads relative to swaps or treasuries in a rising rate environment, leading to a decrease in the value of DFR’s mortgage portfolio resulting in higher counterparty margin calls and decreased liquidity;

•	concentration of investment portfolio in adjustable rate RMBS;

•	effects of leverage and indebtedness on portfolio performance;

•	effects of investing in debt of middle market companies;

•	effects of defaults or terminations under repurchase transactions; and

•	illiquid nature of certain of the assets in the investment portfolio.

Relating to the business of Deerfield and DCM:

•	significant reductions in DCM’s client assets under management (which would reduce DCM’s advisory fee revenue), due to such factors as weak performance of its investment products (either on an absolute basis or relative to its competitors or other investment strategies), substantial illiquidity or price volatility in the fixed income instruments that DCM trades, loss of key portfolio management or other personnel (or lack of availability of additional key personnel if needed for expansion), reduced investor demand for the types of investment products DCM offers, loss of investor confidence due to adverse publicity, redemption of hedge fund investments by investors therein, withdrawal of money from separate managed accounts and non-renewal or early termination of investment management agreements;

•	pricing pressure on the advisory fees that DCM can charge for its investment advisory services;

•	difficulty in increasing assets under management, or efficiently managing existing assets, due to market-related constraints on trading capacity, inability to hire the necessary additional personnel or lack of potentially profitable trading opportunities;

•	DCM’s removal as investment advisor of one or more of the CDO vehicles or other accounts DCM manages, or the reduction in DCM’s CDO management fees because of payment defaults by issuers of the underlying collateral or the triggering of certain structural protections built into CDOs;

•	changes in CDO spreads making it difficult or impossible for DCM to launch new CDOs;

•	DCM’s dependence on third party distribution channels to market its CDOs;

•	liability relating to DCM’s failure to comply with investment guidelines set by its clients; and

•	changes in laws, regulations or government policies affecting DCM’s business, including investment management regulations and accounting standards.

These and other factors that could cause DFR’s actual results to differ materially from those described in the forward-looking statements are set forth in DFR’s annual report on Form 10-K for the year ended December 31, 2006, the Risk Factors set forth in our Current Report on Form 8-K/A filed with the SEC on January 16, 2008 and factors described in DFR’s other filings with the SEC and public statements by DFR. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

PROPOSAL NO. 1

To approve of the conversion of 14,999,992 shares of Series A Preferred Stock that were issued in the Merger into 14,999,992 shares of our common stock, subject to any anti-dilution adjustments that may be required by the terms of the Series A Preferred Stock prior to the conversion

This section of the proxy statement describes material aspects of the proposed conversion of the Series A Preferred Stock into shares of our common stock. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the full text of the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Series A Preferred Stock, or the articles supplementary, a copy of which is attached as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on December 28, 2007 and incorporated herein by reference, and the other documents we refer you to for a more complete understanding of the proposal. In addition, important business and financial information about DFR is incorporated into this proxy statement by reference. See “How to Obtain More Information.”

Reason for Seeking Stockholder Approval

We are seeking stockholder approval to convert the shares of our Series A Preferred Stock into shares of our common stock because our Board (excluding those directors who abstained from making a recommendation with respect to the conversion because of a material financial interest in the conversion that differed from that of our stockholders) believes the conversion is in the best interests of our stockholders. Under the rules of the NYSE, stockholder approval is required as a general matter prior to the issuance of common stock that would constitute (i) more than 20% or more of the total shares of common stock outstanding before the issuance or (ii) more than 1% of the total number of shares of common stock outstanding if the issuance is to, among others, an affiliate or other closely-related person of one of our directors, officers or substantial security holders. By approving the conversion, our stockholders are also approving our issuance of 14,999,992 shares of our common stock, subject to any anti-dilution adjustments that may be required, that we will issue to effect the conversion. The rules of the NYSE require that the conversion be approved by our stockholders representing a majority of the votes cast on the proposal (provided that the total votes cast on the proposal represent a majority of the outstanding shares of our common stock entitled to vote on the proposal). In addition, the terms of the Merger Agreement require that we submit the conversion proposal for stockholder approval.

The terms of the Series A Preferred Stock provide that the Series A Preferred Stock will be converted automatically into shares of our common stock, if and only if, our stockholders approve of the conversion in accordance with the rules of the NYSE. The holders of the Series A Preferred Stock have no right on their own to convert their shares into common stock and are obligated to convert their shares into common stock if our common stockholders approve of the proposal. Consequently, we are seeking the approval of our common stockholders to cause the automatic conversion of the Series A Preferred Stock into shares of our common stock.

Reasons for the Issuance of the Series A Preferred Stock

We issued the Series A Preferred Stock to the owners of Deerfield as partial consideration for completion of the Merger pursuant to the terms of the Merger Agreement. We believe the Merger will benefit DFR and its stockholders for several important reasons. The acquisition of Deerfield gives us the opportunity to diversify our revenue streams by complementing DFR’s investment income with fee income derived from managing both our own capital and our clients’ portfolios. We believe the acquisition will also materially enhance our growth opportunities because we intend to deploy a portion of our capital into new potential high growth, fee earning products within DCM’s scalable investment platforms. In addition, because a substantial portion of the consideration for the acquisition was in the form of equity, we believe we enhanced our capital base. Lastly, we believe the internalization of our manager better aligns the interests of management with those of our stockholders.

Effects of Approving the Conversion

If our stockholders vote to approve the conversion of 14,999,992 shares of Series A Preferred Stock into 14,999,992 shares of our common stock, subject to any anti-dilution adjustments that may be required by the terms of the Series A Preferred Stock prior to the conversion, the conversion, and our issuance of common stock necessary to effect the conversion, will occur automatically upon the approval by our stockholders and will not require any additional approval by us, our common stockholders, or the holders of the Series A Preferred Stock. The shares of Series A Preferred Stock that are converted into shares of common stock will revert to the status of authorized but unissued and undesignated shares of preferred stock. Upon the conversion, the former holders of the Series A Preferred Stock in the aggregate would hold approximately     % of our common stock outstanding, based on the number of shares of common stock outstanding on the Record Date assuming conversion of the Series A Preferred Stock. In particular, combined with its pre-merger holdings, Triarc would hold approximately     % of our common stock outstanding based on the number of shares of common stock outstanding on the Record Date assuming conversion of the Series A Preferred Stock.

We will seek to list the shares of common stock we will issue upon the conversion on the NYSE. Further, in accordance with a registration rights agreement we executed in connection with the Merger, we will also seek to register those shares of common stock with the SEC for resale by the holders of that common stock. See “Description of the Registration Rights Agreement” below. The common stock issued in the conversion would dilute the percentage ownership of the holders of common stock currently outstanding, and their resale could have an adverse effect on the trading price of our common stock.

Effects of Failure to Approve the Conversion

The Merger has already occurred so failure to approve the conversion of the Series A Preferred Stock will have no effect on the Merger. If our stockholders do not vote to approve the conversion the Series A Preferred Stock into shares of our common stock, the Series A Preferred Stock will remain issued and outstanding, and entitled to all of the rights associated with that stock as further described in this proxy statement.

As structured, the holders of the Series A Preferred Stock realize the potential economic benefits of holding our common stock but also maintain significant preferences. For example, we have an obligation to redeem the Series A Preferred Stock on the earlier of a change in control or December 20, 2014 at the greater of (i) approximately $150.0 million or (ii) the value of our common stock that the holders of the Series A Preferred Stock would have received on the date of redemption as if the conversion occurred on that date, based on the then current market price. The holders of the Series A Preferred Stock are also generally entitled to an aggregate dividend equal to the greater of (i) approximately $7.5 million per year or (ii) the then annual dividend payable on our common stock. The preferred dividend obligation will continue to accrue whether or not we are able to make timely dividend payments. Consequently, the holders of the Series A Preferred Stock presently maintain the economic upside associated with our common stock with the added advantage of having dividend and liquidation preferences.

If our stockholders do not approve the conversion, the holders of the Series A Preferred Stock will continue to be entitled to the applicable dividend and liquidation preferences. The Series A Preferred Stock currently has a minimum liquidation preference of $10.00 per share, or approximately $150.0 million in the aggregate. We will also be obligated to make a significant cash payment to the holders of the Series A Preferred Stock upon redemption, which we may be unable to fund on favorable terms, or at all. Additionally, so long as the Series A Preferred Stock remains outstanding, we may not issue any capital stock that is on parity with, or senior to, the Series A Preferred Stock without the consent of the holders of 80% of the number of shares of Series A Preferred Stock then outstanding, which limits the flexibility of our capital structure. We also believe that the failure to obtain stockholder approval of this proposal could jeopardize our future financing prospects, due to our dividend and redemption obligations in connection with the Series A Preferred Stock and the need to obtain approval of the holders of 80% of the Series A Preferred Stock with respect to the issuance of senior or pari passu capital stock.

The holders of the Series A Preferred Stock do not have the right to convert their shares into shares of our common stock without the requisite approval by holders of our common stock. If our stockholders do not approve the conversion proposal at the Meeting, the holders of at least 20% of the outstanding shares of Series A Preferred Stock have the right, subject to minimum notice requirements, to require us to submit the conversion proposal to another vote of our stockholders at the next succeeding annual meeting following the date we receive the request from those holders. The holders of the Series A Preferred Stock may only exercise this right one time, and if our stockholders again reject the conversion proposal, the Series A Preferred Stock will cease to be convertible and will remain outstanding in accordance with its terms.

We have agreed to seek a listing for the Series A Preferred Stock on the NYSE on or before April 30, 2008, if the conversion has not occurred by that date. Further, in accordance with a registration rights agreement we executed in connection with the Merger, we will also seek to register with the SEC the resale of the shares of Series A Preferred Stock. If our stockholders approve of the conversion, we will not need to list the Series A Preferred Stock on the NYSE, but will need to list the shares of common stock into which they will be converted. See “Description of the Registration Rights Agreement” below.

Description of the Terms of the Series A Preferred Stock

The following summary describes the material terms of the Series A Preferred Stock. This summary is qualified in its entirety by reference to the Maryland General Corporation Law and the complete text of the articles supplementary, our charter and our bylaws, copies of which have been filed as exhibits to our Registration Statement on Form S-11 filed with the SEC on April 1, 2005 and our Current Report on Form 8-K filed with the SEC on December 28, 2007 and are incorporated by reference in this proxy statement. See “How to Obtain More Information.” The terms of the Series A Preferred Stock are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about those terms that is important to you. We encourage you to read the articles supplementary in its entirety. The following description of the particular terms of the Series A Preferred Stock supplements, and to the extent inconsistent with, replaces the description of the general terms and provisions of our preferred stock set forth in our previous filings with the SEC.

General

Under our charter, our Board is authorized, without further stockholder approval, to issue up to 100,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, with such terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption as may be determined by our Board. Prior to the closing of the Merger, as authorized under Maryland law and under our charter, our Board designated 15,000,000 shares of our unclassified preferred stock as Series A Cumulative Convertible Preferred Stock, or Series A Preferred Stock.

Ranking

Our Series A Preferred Stock, with respect to dividend rights, redemption rights and rights upon liquidation, dissolution or winding up of DFR, ranks:

•	prior or senior to our common stock and all other classes or series of our capital stock ranking junior to the Series A Preferred Stock (which we refer to as junior stock) with respect to dividend and distribution rights, redemption rights and rights upon liquidation, dissolution or winding up;

•	on parity with any capital stock issued in the future the terms of which expressly provide that such securities rank on parity with the Series A Preferred Stock (which we refer to as parity stock) with respect to dividend and distribution rights, redemption rights and rights upon liquidation, dissolution or winding up, the issuance of which would require the consent of the holders of the Series A Preferred Stock;

•	junior to any class or series of our capital stock issued in the future the terms of which expressly provide that such securities rank senior to our Series A Preferred Stock with respect to dividend and distribution rights, redemption rights and rights upon liquidation, dissolution or winding up, the issuance of which would require the consent of the holders of the Series A Preferred Stock; and

•	junior to all our existing and future indebtedness, including but not limited to, two series of senior secured notes issued in connection with the Merger.

Dividends

Holders of the Series A Preferred Stock will be entitled to receive, when and as authorized by our Board or a duly authorized committee thereof, and declared by us, preferential cumulative cash dividends as follows:

(i) for the dividend period from the original issuance date of the Series A Preferred Stock through the dividend record date next following the original issuance date, an amount equal to 5% per annum of the liquidation preference (which we refer to as the first dividend);

(ii) for the dividend period commencing on the day after the dividend record date for the first dividend through the next succeeding dividend record date, an amount equal to the greater of (A) 5% per annum of the liquidation preference or (B) the per share common stock dividend declared for such dividend period; and

(iii) for each succeeding dividend period thereafter, an amount equal to the greater of (A) 5% per annum of the liquidation preference, or (B) the per share common stock dividend declared for such dividend period.

Dividends on the Series A Preferred Stock are cumulative and began to accrue from the date of closing of the Merger, namely December 21, 2007, whether or not we have earnings, whether or not we have legally available funds, and whether or not declared by our Board or authorized or paid by us. However, no cash dividend will be payable on the Series A Preferred Stock (but nevertheless will continue to accrue) before the earlier to occur of a conversion vote (as defined below) or March 31, 2008. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series A Preferred Stock will be payable in arrears to holders of record as they appear on our records at the close of business on the applicable dividend record date, which will be the last business day of December, April, July and October of each year, or such other date designated by our Board for the payment of dividends (which we refer to as a dividend record date). No interest will be paid in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, nor will additional dividends be declared or paid in respect of unpaid dividends.

Except for the payment of the first dividend, which will not exceed $0.50 per share of our common stock (as adjusted for any stock splits, stock combinations or similar transaction), unless full cumulative dividends on the Series A Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, (i) no dividends will be declared or paid or set apart for payment on our common stock or any other junior stock, (ii) no junior stock will be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, nor will any monies be paid or made available for a sinking fund for the redemption of any junior stock and (iii) no other cash or property will be paid or distributed to or for the benefit of holders of any junior stock. Notwithstanding the foregoing, we will not be prohibited from redeeming, purchasing or otherwise acquiring an amount of junior stock or Series A Preferred Stock if such redemption, purchase or other acquisition is in the opinion of our outside legal counsel necessary to maintain our qualification as a REIT for federal income tax purposes; provided that prior to such redemption, purchase or acquisition of any junior stock, we will first offer to each holder of the Series A Preferred Stock (on a pro rata basis) the opportunity to elect to have its, his or her Series A Preferred Stock redeemed at an amount equal to the redemption price (as defined below) computed as of the date such redemption price is paid.

If, for any taxable year, we elect to designate as “capital gain dividends,” as defined in Section 857 of the Code, any portion of the dividends paid or made available for the year to holders of all classes of our capital stock, then the portion of the capital gains amount that will be allocable to the holders of Series A Preferred

Stock will be the amount that the total dividends paid or made available to the holders of Series A Preferred Stock for the year bears to the total dividends paid or made available for the year to holders of all classes of our capital stock.

Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, each share of the Series A Preferred Stock will receive, prior to the payment to any other junior stock, a preference payment equal to the greater of $10.00 per share or the current market price of the common stock issuable upon the conversion of the Series A Preferred Stock (assuming conversion immediately prior to the event of liquidation), plus in each case, accumulated, accrued and unpaid dividends (whether or not authorized by our Board or declared by us). If, upon any liquidation, dissolution or winding up of our affairs, the cash distributable among holders of Series A Preferred Stock is insufficient to pay in full the liquidation preference of the Series A Preferred Stock as described above, then our remaining assets (or the proceeds thereof) will be distributed among the holders of the Series A Preferred Stock and any such other parity stock and in proportion to the amounts that would be payable on the Series A Preferred Stock if all amounts payable thereon were paid in full.

Upon any liquidation, dissolution or winding up of our affairs, after payment has been made in full to the holders of the Series A Preferred Stock, any other series or class or classes of junior stock will be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock will not be entitled to share therein.

We will provide to the holders of Series A Preferred Stock written notice of any event triggering the right to receive such liquidation preference stating the payment date not less than 30 nor more than 60 days prior to the payment date stated in such notice. None of a change of control (as defined in the articles supplementary), our consolidation or merger with or into another entity, a merger of another entity with or into us, a statutory stock exchange by us or a sale, lease or conveyance of all or substantially all of our property or business shall be considered a liquidation, dissolution or winding up of our affairs.

The liquidation preference of the outstanding shares of Series A Preferred Stock will not be added to our liabilities for the purpose of determining whether under the Maryland General Corporation Law a dividend or distribution may be made to our stockholders whose preferential rights upon our dissolution are junior to those of holders of Series A Preferred Stock.

Redemption

No Optional Redemption.  Except as described above, the shares of our Series A Preferred Stock are not redeemable at our option or the option of the holders thereof.

Mandatory Redemption by the Company.  The Series A Preferred Stock will be redeemed by us in whole and not in part on the earlier date to occur of (i) a change in control (as defined below) or (ii) December 20, 2014, which date we refer to as the redemption date. Upon the redemption date, we will redeem the Series A Preferred Stock at a cash redemption price per share (which we refer to as the redemption price) equal to the greater of (i) the liquidation preference of $10.00 per share or (ii) the current market price of our common stock (as defined in the articles supplementary) that holders of the Series A Preferred Stock would have received if all shares of Series A Preferred Stock were converted into common stock immediately prior to the redemption date. Holders of Series A Preferred Stock will also be entitled to receive on the redemption date an amount equal to all accumulated, accrued and unpaid dividends (whether or not we have earnings, and whether or not authorized by our Board or declared by us) to the redemption date.

For purposes of the Series A Preferred Stock, a change in control means the occurrence of any of the following:

(i) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors, which we refer to as our voting share;

(ii) there is a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, or of all or substantially all of the property or assets of us and our subsidiaries on a consolidated basis, to any “person” or “group,” including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

(iii) we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless the persons that “beneficially owned,” directly or indirectly, our voting share immediately prior to such consolidation or merger “beneficially owned,” directly or indirectly, immediately after such consolidation or merger, voting shares of the surviving or continuing entities representing at least a majority of the total outstanding voting stock of all outstanding classes of voting stock of the surviving or continuing entity; or

(iv) the following individuals cease for any reason to constitute a majority of our Board: (A) the individuals who constituted the Board on December 21, 2007; and (B) any new directors whose election to our Board or whose nomination for election by our stockholders was approved by at least a majority of our Board’s directors then still in office either who were directors on December 21, 2007 or whose election or nomination for election was previously so approved.

In addition, the Series A Preferred Stock will be subject to the provisions of our charter, including Article VI thereof, pursuant to which Series A Preferred Stock owned by a stockholder in excess of the applicable stock ownership limit, as established and modified by our Board in accordance with our charter, shall automatically be transferred to a trust for the exclusive benefit of a charitable beneficiary (as defined in our charter).

Notice of redemption will be mailed by first class mail, postage prepaid, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on our stock records. Each notice shall be presumed to have been duly given on the date mailed and shall state: (i) the redemption date; (ii) the redemption price; and (iii) the place or places where the certificates for the Series A Preferred Stock are to be surrendered for cash.

If notice of redemption of the Series A Preferred Stock is mailed in accordance with the preceding paragraph and the funds necessary for redemption have been set aside in trust for the benefit of the holders of the shares of Series A Preferred Stock called for redemption, then from and after the redemption date (unless we default in the payment of the redemption price), all dividends will cease to accumulate on the shares of Series A Preferred Stock called for redemption and all rights of the holders of Series A Preferred Stock shall terminate and such shares will not thereafter be transferred on our books without our consent and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Prior to a redemption date, we may elect to deposit the redemption price (including accumulated and unpaid dividends to the applicable dividend date) of the Series A Preferred Stock called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice of redemption will (i) state the date of deposit of the redemption price, (ii) specify the office of the bank or trust company as the place of payment of the redemption price and (iii) require the holders of Series A Preferred Stock to surrender the certificates representing such shares at the specified bank or trust company office on or about the date fixed in the notice (which date may not be later than the redemption date) against payment of the redemption price. Any interest or other earnings on the redemption price (including accumulated and unpaid dividends) deposited in trust will be paid to us. Two years after the redemption date, any amounts deposited in trust that remain unclaimed by the holders of Series A Preferred Stock will be returned to us and holders must thereafter look to us for payment of the redemption price.

All Series A Preferred Stock redeemed by us shall have the status of authorized but unclassified and unissued preferred stock, and may thereafter be classified or reclassified as a part of a particular class or series of preferred stock.

Voting Rights

Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise provided by law.

If and whenever dividends on any Series A Preferred Stock are in arrears in an aggregate amount equivalent to dividends accrued on four or more dividend dates, whether or not consecutive (which we refer to as a preferred dividend default), then the number of directors then constituting our Board shall automatically increase by two and the holders of Series A Preferred Stock will be entitled to vote as a single class for the election of a total of two additional directors (which we refer to as preferred stock directors) who shall be elected for one-year terms, subject to certain limitations described below. Such election shall be held at a special meeting called by one of our officers within 15 days following the occurrence of the preferred dividend default, unless such preferred dividend default occurs less than 60 days before the date fixed for the next annual or special meeting of stockholders, in which case the vote for the two directors will be held at the earlier of the next annual or special meeting of stockholders. Notwithstanding the election of preferred stock directors to one-year terms, the holders of Series A Preferred Stock will have the right to elect or re-elect preferred stock directors at each annual meeting following the meeting at which directors were first elected, until all dividends accumulated on such Series A Preferred Stock for the past dividend periods and the dividend for the then-current dividend period shall have been fully paid or declared or authorized and a sum sufficient for the payment thereof set aside for payment. Each preferred stock director shall be elected by a plurality of the outstanding shares of Series A Preferred Stock. On any matter on which the holders of Series A Preferred Stock are entitled to vote, including any action by written consent, each share of Series A Preferred Stock shall have one vote.

The procedures in the preceding paragraph for the calling of meetings and the election of directors will, to the extent permitted by law, supersede anything inconsistent contained in our charter or bylaws and, without limitation to the foregoing, our bylaws will not be applicable to the election of directors by holders of Series A Preferred Stock pursuant to the articles supplementary. Notwithstanding our bylaws, the number of directors constituting the entire board of directors will be automatically increased to include the preferred stock directors elected in the manner described above.

If and when all accumulated unpaid dividends and the dividend for the then-current dividend period on the Series A Preferred Stock have been paid in full, the holders thereof shall no longer have the voting rights described above (but may have these voting rights in the future in the event of another preferred dividend default) and, the term of office of each preferred share director so elected will terminate and the number of directors then constituting the Board will decrease accordingly.

So long as a preferred dividend default shall continue, any vacancy in the office of a preferred share director may be filled by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock. Any preferred stock director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock.

So long as any Series A Preferred Stock remains outstanding, we will not, without the affirmative vote or consent of at least 80% of the votes entitled to be cast by the holders of the Series A Preferred Stock, voting as a single class (in addition to any other vote required by our charter or by law):

•	authorize the creation of, or the issuance of any shares of any class of capital stock that is senior to the Series A Preferred Stock as to dividends, redemption or upon the liquidation, dissolution or winding up of our affairs;

•	authorize the creation of, or the issuance of any shares of any class of capital stock that is on a parity with the Series A Preferred Stock as to dividends, redemption or upon the liquidation, dissolution or winding up of our affairs; or

•	amend, alter or repeal any provision of, or add any provision to, our charter, including the articles supplementary, whether by merger, consolidation or other business combination or otherwise if such other action would materially adversely affect the powers, rights or preferences of the holders of the Series A Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

Conversion

Mandatory Conversion of the Series A Preferred Stock

The Series A Preferred Stock will be converted into our common stock, on a one-for-one basis (subject to customary anti-dilution provisions), upon approval by the holders of a majority of the votes cast by the outstanding shares of our common stock; provided, that the total votes cast represent a majority of the outstanding shares of common stock. We refer to this as the conversion vote.

On the date on which the conversion vote is obtained (which we refer to as the conversion date), each share of Series A Preferred Stock will be converted automatically, without any further action by the holders thereof or by us, into the number of whole shares of our common stock determined by dividing the liquidation preference of the shares of Series A Preferred Stock by a conversion price of $10.00, subject to adjustment as described below, which is referred to as the conversion price. Absent the occurrence of an event that would be dilutive to the interests of the holders of Series A Preferred Stock as described below, each share of Series A Preferred Stock is convertible into one share of our common stock. See “— Conversion Price Adjustments.”

In addition, upon receipt of the conversion vote, the holders of Series A Preferred Stock will receive, on the next dividend payment date immediately following the conversion date, (i) all accrued and unpaid dividends, whether or not authorized by the board of directors or declared by us, plus, (ii) with respect to the dividend period in which the conversion date occurs, the amount if any by which (a) 5% per annum of the $10.00 liquidation preference accrued from the start of such dividend period through the conversion date determined on a daily basis, exceeds (b) the common stock dividend declared for such dividend period. Notwithstanding the foregoing, if the conversion date occurs after the dividend record date for the dividend period in which the conversion date occurs and prior to the dividend payment date for such dividend, then in addition to the dividend in clause (ii) above, each holder of each share of Series A Preferred Stock being converted will also receive a cash payment equal to the common stock dividend that such holder would have received had the conversion date occurred immediately prior to such dividend record date.

If our common stockholders do not approve the conversion at the Meeting, the holders of at least 20% of the Series A Preferred Stock will have a one-time right to require us to submit the conversion to a vote of stockholders at any subsequent annual meeting of stockholders. The request by the holders of such Series A Preferred Stock must be furnished in writing to our corporate secretary at least 45 days before the anniversary of the prior year’s annual meeting of stockholders. If the conversion vote is not obtained at the meeting described in this paragraph, then the Series A Preferred Stock shall thereafter not be convertible under any circumstances.

Upon receipt of the conversion vote, we will promptly give notice by mail to the holders of the Series A Preferred Stock advising the holders of the Series A Preferred Stock that the conversion has automatically occurred as the result of the conversion vote and that they may surrender their certificates representing the Series A Preferred Stock for certificates representing our common stock. The notice to holders of Series A Preferred Stock shall state, as appropriate: (i) that we obtained the conversion vote; (ii) that, accordingly, the Series A Preferred Stock was automatically converted into common stock on the date of the conversion vote; (iii) the number of shares of common stock to be issued for each share of Series A Preferred Stock; and (iv) that dividends on the Series A Preferred Stock ceased to accrue on the immediately preceding dividend date.

Upon receipt of the conversion vote, all rights of holders of the Series A Preferred Stock will terminate except the right to receive the whole number of shares of common stock issuable upon conversion thereof and cash in lieu of fractional shares of Series A Preferred Stock and the dividends described above.

Conversion Price Adjustments

The conversion price of the Series A Preferred Stock, as described above, will be subject to adjustment from time to time upon certain events, including:

•	the payment of dividends (and other distributions) to holders of any class of our common stock;

•	subdivisions and combinations of our common stock;

•	issuances of our common stock by reclassification thereof;

•	the issuance to all holders of our common stock of certain rights, options or warrants entitling them to subscribe for or purchase shares of our common stock (or securities convertible into or exchangeable for common stock) at a price per share less than the current market price (as defined in the articles supplementary) per share of our common stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants; and

•	distributions to all holders of our common stock of any shares of our capital stock (other than common stock) or evidence of indebtedness or assets or other property (excluding cash dividends or rights or warrants to subscribe for or purchase any of our securities).

Any such adjustments will be made successively whenever any of the events listed above may occur.

In addition to the foregoing adjustments, we are permitted to reduce the conversion price as we consider in our discretion to be advisable in order that any share distributions, subdivisions of shares, reclassification or combination of shares, distribution of rights, options, warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) will not be taxable to holders of our common stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

In the event (i) we declare a dividend on our common stock other than in cash out of the total equity applicable to shares of such common stock, less the amount of stated capital attributable to the common stock (determined on the basis of our most recent annual or quarterly consolidated balance sheets available at the time of declaration of the distribution), (ii) we authorize the granting to holders of our common stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants, (iii) there is any reclassification of our common stock that would adjust the conversion price or any consolidation or merger to which we are party and for which stockholder approval is required, or a statutory share exchange involving the conversion or exchange of our common stock into securities or other property, or a self tender offer by us for all or substantially all of our outstanding common stock, or the sale or transfer of all or substantially all of our assets as an entity and for which stockholder approval is required, or (iv) of voluntary or involuntary liquidation, dissolution or winding up of our affairs, then we will file with the transfer agent for the Series A Preferred Stock and mail to the record holders thereof a notice stating (A) the record date as of which common stockholders of record to be entitled to such distribution or grant of rights or warrants are to be determined, or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that common stockholders of record shall be entitled to exchange their common stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Notwithstanding the foregoing, no notification need be made in respect of a record date for a distribution or grant of rights unless the corresponding adjustment in the conversion price would be an increase or decrease of at least 1%.

In the event we are a party to any transaction, including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our shares of common stock, sale of all or substantially all of our assets or recapitalization of our common stock, but excluding any transaction that would adjust the conversion price, in each case as a result of which shares of our common stock will be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock that is not converted into the right to receive shares, stock, securities or other property in connection with the transaction, will thereafter be convertible into the kind and amount of shares, stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of our common stock or fraction thereof into which one share of Series A Preferred Stock was convertible immediately prior to such transaction (assuming such holder of common stock (i) is not a person with which we consolidated or into which we merged or which merged into us or to which such sale or transfer was made or an affiliate of such person and (ii) failed to exercise any rights of election receivable upon consummation of such transaction). We may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

No adjustment of the conversion price is required to be made unless such adjustment would require a cumulative increase or decrease of at least 1% or more of the conversion price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments; provided, however, that any such adjustments will be made not later than such time as may be required to preserve the tax-free nature of a distribution to the holders of our common stock. The conversion price will not be adjusted:

•	upon the issuance of any shares of our common stock or options or rights to acquire our common stock at the current market price pursuant to any present or future employee or director incentive or benefit plan or program for us or any of our subsidiaries;

•	upon a change in the par value of our common stock; or

•	for accumulated, declared and unpaid dividends on our common stock prior to the original date of issuance.

Restrictions on Ownership and Transfer

The Series A Preferred Stock are subject to restrictions on ownership and transfer, including but not limited to those terms and conditions set forth in Article VI of our charter. Shares of our capital stock are subject to ownership limitations that we must impose in order to maintain our status as a REIT.

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter and certain board resolutions provide that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 7.7% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our charter also prohibits any person from (a) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our Board, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our Board such representations, covenants and undertakings as our Board may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our Board may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT. From time to time, our Board has exempted stockholders from the ownership restrictions. For example, our Board has exempted from the ownership limit

Robert C. Dart, Kenneth B. Dart and certain entities affiliated with Robert C. Dart or Kenneth B. Dart (collectively, the Dart Group). The exemptions provide that each member of the Dart Group may own up to 18.5% in value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, provided that the Dart Group, in the aggregate, may only own up to 18.5% in value or number of shares, whichever is more restrictive, of our outstanding common stock. Additionally, in connection with the Merger, our Board exempted (i) Gregory H. Sachs and (ii) Triarc and Triarc Deerfield Holdings, LLC (a majority-owned subsidiary of Triarc) and certain of their affiliates, including Nelson Peltz and Peter W. May, from the ownership limit with respect to the Series A Preferred Stock and also exempted Triarc and Triarc Deerfield Holdings, LLC from the ownership limit with respect to our common stock. In connection with granting these exemptions, our Board obtained representations regarding each waiver recipient’s ownership of our capital stock and obtained opinions of counsel that granting the exemptions would not jeopardize our status as a REIT.

For more information, see “Description of Capital Stock — Restrictions on Ownership and Transfer” in this proxy statement.

Registration Rights

Please see “— Description of the Registration Rights Agreement” in this proxy statement for a summary of the registration rights associated with the Series A Preferred Stock.

Listing of the Series A Preferred Stock

Under the Merger Agreement, we agreed to seek a listing for the Series A Preferred Stock on the NYSE on or before April 30, 2008, subject to satisfaction of applicable listing standards, if stockholder approval of the conversion has not occurred by that date.

No Preemptive Rights

No holder of Series A Preferred Stock shall be entitled to any preemptive or subscription rights with respect to any future issuances of our capital stock.

No Sinking Fund

The Series A Preferred Stock is not subject to any sinking fund.

Description of the Registration Rights Agreement

The following summary describes the material terms of the registration rights agreement that we executed in connection with the Merger. This summary is qualified in its entirety by reference to the complete text of the registration rights agreement, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 21, 2007, as amended, and is incorporated by reference in this proxy statement. The terms of the registration rights agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about those terms that is important to you. We encourage you to read the registration rights agreement carefully in its entirety.

In connection with the execution of the Merger Agreement, we entered into a registration rights agreement dated December 21, 2007, with the parties identified as stockholders on the signature pages thereto, namely the members of Deerfield that received shares of our Series A Preferred Stock in connection with the Merger or received shares of our common stock from DCM prior to the Merger.

The registration rights agreement provides, among other things, that:

•	We must prepare and file, no later than 30 days after entering into the registration rights agreement, a “shelf” registration statement registering the resale of “registrable securities.” The registration rights agreement defines “registrable securities” as shares of Series A Preferred Stock issued pursuant to the Merger Agreement, shares of our common stock previously held by Deerfield or DCM that were distributed pursuant to the Merger Agreement prior to the Merger and shares of our common stock issuable upon conversion of the Series A Preferred Stock. The “shelf” registration statement, when declared effective by the SEC, will register such shares for resale or distribution from time to time, on a continuous basis, at the discretion of the holders of the shares.

•	We must use commercially reasonable efforts to keep the resale shelf registration statement continuously effective (subject to specified limitations) for a period of two years or until such shares of Series A Preferred Stock or common stock cease to be “registrable securities.”

•	After the expiration of the effectiveness period of the shelf registration statement, in the event holders representing at least 20% of the “registrable securities” then outstanding owned by certain affiliates of Triarc or Gregory H. Sachs so demand, we must prepare and file with the SEC a registration statement registering the shares held by such holders for resale. We are not obligated to register shares upon such demand more than one time with respect to the Triarc affiliates and one time with respect to the Sachs affiliates.

•	After the expiration of the effectiveness period of the shelf registration statement, in the event we determine to prepare and file with the SEC a registration statement registering any shares of our common stock, the holders of “registrable securities” then outstanding may seek to “piggyback” their shares of Series A Preferred Stock and common stock onto our registration statement (subject to customary cutbacks due to market conditions).

The registration rights described above are subject to customary blackout and suspension upon the occurrence of certain events.

Vote Required and Board Recommendation

For the proposal to approve the conversion of 14,999,992 shares of Series A Preferred Stock that were issued in the Merger into 14,999,992 shares of our common stock, subject to any anti-dilution adjustments that may be required by the terms of the Series A Preferred Stock prior to the conversion, you may vote in favor of the proposal, against the proposal or abstain from voting. By approving the conversion, our stockholders are also approving our issuance of 14,999,992 shares of our common stock, subject to any anti-dilution adjustments that may be required, that we will issue to effect the conversion. If a quorum is present, ratification of this proposal requires the affirmative vote of a majority of the votes cast on such matter (provided that the total votes cast on the proposal represent a majority of the outstanding shares of our common stock entitled to vote on the proposal).

The Board (excluding those members who abstained because of a material financial interest in the conversion that differs from that of our stockholders) recommends a vote FOR approval of this proposal.

PROPOSAL NO. 2

To approve an amendment and restatement of our Stock Incentive Plan to increase the shares of common stock reserved for issuance under the Plan and make certain other changes to the Plan

In connection with our formation as a REIT, we established the Deerfield Triarc Capital Corp. Stock Incentive Plan in 2004. The Board has adopted certain amendments to the Plan as reflected in the DFR First Amended and Restated Stock Incentive Plan, a copy of which is attached as Annex A to this proxy statement, subject to stockholder approval at the Meeting. Having completed the Merger, we now, for the first time, have employees (directly or at the DCM subsidiary level), and we need to structure long-term incentive compensation to attract and retain employees and align the interests of employees with the interests of our stockholders. The Plan, as amended and restated, will, among other things, increase the number of shares of our common stock reserved for issuance under the Plan, and the Board believes that this amendment and restatement is an important part of our ability to attract and retain employees.

Description of the Terms of the Plan

The following summary describes the material terms of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan, a copy of which is attached as Annex A to, and incorporated by reference in, this proxy statement. The terms of the Plan are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about those terms that is important to you. We encourage you to read the Plan carefully in its entirety.

Our Stock Incentive Plan

We established the Plan for the purpose of attracting and retaining our executive officers, employees, directors and other persons and entities that provide services to us. The Plan authorizes the issuance of options to purchase common stock and the grant of stock awards, performance shares, incentive awards and stock appreciation rights, or SARs.

Administration of the Plan is carried out by the Compensation Committee of the Board. The committee may delegate its authority under the Plan to one or more officers, but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. As used in this summary, the term administrator means the Compensation Committee and its delegates.

Our officers and employees and those of our affiliates are eligible to participate in the Plan. Our directors and other persons and entities that provide services to us are also eligible to participate in the Plan.

On January 1, 2008, approximately 2,288,466 shares of our common stock remained available for issuance under the Plan. As amended and restated, the Plan provides that up to 6,136,725 shares of DFR’s common stock may be issued pursuant to Plan awards. The number of shares available for issuance under the Plan, the individual grant limitation described below and the terms of outstanding awards will be adjusted as the Board determines is appropriate in the event of a stock dividend, stock split, reclassification of shares or similar events.

The Plan provides for the grant of (i) options intended to qualify as incentive stock options, or ISOs, under Section 422 of the Code, and (ii) options that are not intended to so qualify. The administrator will select the participants who are granted options and, consistent with the terms of the Plan, will prescribe the terms of each option. The option price cannot be less than the shares’ fair market value on the date the option is granted. Except for adjustments on account of stock dividends, stock splits and similar events (described above), the option price of an outstanding option cannot be reduced without the approval of our stockholders. The option price may be paid in cash or, with the administrator’s consent, by surrendering shares of common stock, or a combination of cash and common stock. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator but cannot exceed ten years. Options generally will be nontransferable except in the event of the participant’s death, but the administrator may allow the transfer of options to members of the participant’s immediate family, a family trust or a family partnership. No participant may be granted ISOs that are first exercisable in a calendar year for common stock having a total fair market value (determined as of the option grant), exceeding $100,000.

The administrator also will select the participants who are granted stock awards and, consistent with the terms of the Plan, will establish the terms of each stock award, including requirements relating to vesting, transferability and satisfaction of performance measures as described below. A stock award may be subject to any one or more of these conditions, as determined by the administrator. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that goals related to one or more of the performance measures described below be achieved. The amended and restated Plan revises and expands such performance measures.

The Plan also authorizes the grant of performance shares, i.e., the right to receive a future payment based on the value of the common stock if certain conditions are met. The administrator will select the participants who are granted performance share awards and will establish the terms of each award, including requirements relating to vesting, transferability and satisfaction of performance measures as described below. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that goals related to one or more of the performance measures described below be achieved. To the extent that a performance award is earned, it may be settled in cash, by the issuance of common stock or a combination of cash and common stock.

As further amended and restated, the Plan also allows the grant of incentive awards, i.e., the right to receive a cash payment if certain conditions are met. The administrator will select the participants who are granted incentive awards and will establish the terms of each award, including requirements relating to vesting, transferability and satisfaction of performance measures as described below. The conditions established for earning an incentive award may include, for example, a requirement that the participant complete a specified period of service or that goals related to one or more of the performance measures described below be achieved. To the extent that an incentive award is earned, it will be settled in cash.

The administrator also will select the participants who receive SARs under the Plan. A SAR entitles the participant to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the fair market value of a share of common stock on the date the stock appreciation right was granted. A SAR will be exercisable at such times and subject to such conditions as may be established by the administrator. The amount payable upon the exercise of a SAR may be settled in cash, by the issuance of common stock or a combination of cash and common stock.

The Plan provides that outstanding awards will be exercisable, vested or earned upon a change in control (as defined in the Plan). As amended and restated, a change of control for purposes of the Plan will not occur because of any acquisition of our stock or assets by, or a merger, etc. with, any qualified affiliate (as defined in the Plan). The Plan defines the term “qualified affiliate” to include any person controlling, controlled by or under common control with us. The Plan also provides that the benefits or amounts payable under awards will be reduced, if necessary, to avoid the parachute payment excise tax unless the participant will receive greater after-tax benefits by receiving all of his awards and paying the excise tax. The preceding limitation will not apply, however, if the award agreement or other agreement provides that we will indemnify the participant from any parachute payment excise tax liability.

As amended and restated, no awards may be granted under the Plan after July 1, 2017, approximately two and one-half years later than currently provided under the Plan. The Board may amend or terminate the Plan at any time, but an amendment will not become effective without the approval of our stockholders if stockholder approval of the amendment is required under applicable law or the rules of any stock exchange on which the common stock is listed for trading. No amendment or termination of the Plan will affect a participant’s rights under outstanding awards without the participant’s consent.

Section 162(m) of the Code

Section 162(m) of the Code limits, to $1,000,000 per year, the compensation deduction that we may claim on account of compensation paid to each of our chief executive officer and our other four most highly compensated executive officers. The deduction limit does not, however, apply to amounts that qualify as “performance based compensation.” The Plan is designed so that awards can qualify as performance based compensation under Section 162(m).

For example, an individual’s rights under stock awards, performance shares and incentive awards can be subject to meeting objectives based on the performance measures listed below. Such measures may be: (a) an absolute amount or a percentage of an amount, (b) relative to the performance of other companies or benchmarks or indexes, (c) based on absolute values or values based on a share of common stock, (d) based on absolute or percentage change in the performance measure over a specified period, and (e) basic, diluted or adjusted. Each performance measure shall, to the extent applicable, be determined in accordance with generally accepted accounting principles, or GAAP, as consistently applied, or such other standard applied by the administrator, and to the extent permitted under Section 162(m) of the Code, adjusted to omit the effects of non-recurring, non-cash or other items, as determined by the administrator.

The performance measures are as follows:

•	Total stockholder return, whether measured as (i) total stock price appreciation plus value of dividends paid; (ii) the per annum compounded rate of increase in the fair market value of an investment in the shares on the first day of the performance period (a fiscal year or other period designated by the administrator), assuming purchase of shares at their fair market value on that day, through the last day of the performance period, plus all dividends or distributions paid with respect to the shares during the performance period, and assuming reinvestment in shares of all such dividends and distributions; or (iii) other appropriate method.

•	Total stockholder returns compared with such returns generated by similar businesses.

•	Return on equity.

•	Return on invested capital or assets.

•	Net return on net investment or on average net investment.

•	REIT taxable income.

•	Cash dividends per share.

•	Cash flow, cash or funds available for distributions, and adjusted funds from operations or cash flow.

•	Share price appreciation, meaning an increase in the price or value of the shares after the date of grant of an award, and changes (or the absence thereof) in the price per share or aggregate market price of the shares.

•	GAAP net income.

•	Total revenues, whether consolidated or by specific product line.

•	EBITDA, meaning aggregate consolidated net income for the performance period plus (without duplication and only to the extent such amount was deducted in calculating such consolidated net income) any one or more of the following items on a consolidated basis: (i) specified categories of interest expense; (ii) income taxes; (iii) depreciation expense; and (iv) amortization expense; and minus (without duplication and only to the extent such amount was included in calculating such consolidated net income) any one or more of the following items on a consolidated basis: (v) specified categories of interest income; and (vi) other income appropriately excluded.

•	Operating earnings, meaning income before taxes, or other appropriate measure of calculating operating earnings.

•	Net earnings.

•	Book value.

•	Ratio of pre-tax net income to gross income.

•	Assets under investment management, or any combination thereof, whether in total, in specific strategies, funds or accounts.

•	Return on AUM, whether in total or in specific strategies, funds or accounts or any combination thereof.

•	Investment management fees, whether asset-based, performance-based or any combination thereof, and whether in total or in specific strategies, funds or accounts or any combination thereof.

•	New originations of assets.

•	Performance with respect to any one or more of the following specific parameters: revenue, cost, expense, AUM, investment return or other financial targets, on an absolute basis or relative to one or more benchmarks or indexes.

In accordance with Section 162(m) of the Code, the Plan imposes limits on the awards that may be made to any individual during a calendar year. No individual may be granted options, SARs, stock and performance shares in any calendar year covering more than 1,000,000 shares of common stock. In addition, the maximum incentive cash award payment that an individual may receive in a calendar year is $10,0000,000. As noted above, all awards under the Plan must be approved by the administrator, which does not presently have an intention to make awards to any individual equal to the maximum amount permitted under the Plan.

Federal Income Taxes

We have been advised by counsel regarding the federal income tax consequences of the Plan. No income is recognized by a participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the participant’s exercise of the option. Income is recognized by a participant when he disposes of shares acquired under an ISO.

The exercise of an option that is not an ISO generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price.

A participant will recognize income on account of a stock award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the participant is equal to the fair market value of the common stock received on that date.

No income is recognized upon the award of performance shares. A participant will recognize income on account of the settlement of a performance share award. A participant will recognize income equal to any cash that is paid and the fair market value of common stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that are received in settlement of the award.

A participant will recognize ordinary income on account of the payment under an incentive award. The amount of income recognized by the participant will equal the amount of cash paid under the incentive award.

No income is recognized upon the grant of a SAR. The exercise of a SAR generally is a taxable event. A participant generally must recognize income equal to any cash that is paid and the fair market value of shares of common stock that are received in settlement of the SAR.

The employer (either us or our affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or a stock appreciation right, the vesting of a stock award and the settlement of and incentive award or a performance share award. The amount of the deduction is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of common stock acquired upon the exercise of an ISO.

New Plan Benefits

We are unable to determine the type or size of awards that may be made under the Plan as amended and restated because awards are made at the administrator’s discretion. In 2007, pursuant to the terms of the Plan prior to its amendment and restatement, each nonemployee director received a stock award covering 2,500 shares of common stock. In addition, for his services as Interim Chairman of the Board, we granted Peter H. Rothschild 3,644 shares of our common stock as of December 13, 2007 and 2,000 shares of our common stock as of December 31, 2007.

Vote Required and Board Recommendation

For the proposal to amend and restate the Plan, you may vote in favor of the proposal, against the proposal or abstain from voting. If a quorum is present, ratification of this proposal requires the affirmative vote of a majority of the votes cast on such matter (provided that the total votes cast on the proposal represent a majority of the outstanding shares of our common stock entitled to vote on the proposal).

The Board unanimously recommends that stockholders vote FOR this proposal.

EQUITY COMPENSATION PLAN INFORMATION

Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	—	2,288,466
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	2,288,466

OUR EXECUTIVE OFFICERS

The following table lists our executive officers, and shows their ages, and positions with us, and their business backgrounds for the last five years. They serve at the Board’s discretion.

Name	Age	Position(s) Held & Biography

Jonathan W. Trutter	50	Chief Executive Officer. Mr. Trutter has been a member of our Board since November 2004, and our Chief Executive Officer since December 2004. Mr. Trutter is also the Chief Executive Officer and Chief Investment Officer of DCM, and the Senior Managing Director responsible for its bank loan investing. Mr. Trutter joined DCM in 2000. From 1989 to 2000, he was a Managing Director of Scudder Kemper Investments, an investment manager, where he directed the Bank Loan/Private Placement Department.
Robert C. Grien	48	President. Mr. Grien has held this position since December 2004. He is a Senior Managing Director of DCM, where he has been employed since 2004. Prior to joining DCM, Mr. Grien co-founded Kelso Mezzanine Fund, L.P., in 2002, and before that, he was a Managing Director at Credit Suisse First Boston and Donaldson Lufkin & Jenrette Securities Corporation.
Richard G. Smith	50	Senior Vice President, Chief Financial Officer and Treasurer. Mr. Smith has held these positions since March 1, 2006. He has been Senior Vice President of finance of DCM since January 2006. Prior to joining DCM, he had been employed by JP Morgan Chase & Company, a commercial bank, most recently as Director of Accounting and Financial Reporting, since July 2004, and by Bank One Corporation, a commercial bank, since October 1993. Mr. Smith is a certified public accountant.
Frederick L. White	63	Senior Vice President, General Counsel and Secretary. Mr. White has held these positions since December 2004. He is a Managing Director and General Counsel of DCM and General Counsel and Assistant Secretary of Deerfield. Mr. White joined Deerfield in 2002. From 1989 to 2002, Mr. White was a partner in the law firm of Gardner, Carton & Douglas.
Luke D. Knecht	54	Chief Operating Officer of Deerfield Capital Management LLC. Mr. Knecht has held this position since July 2005. Mr. Knecht is also a Senior Managing Director of DCM. He has held this position since June 2006. Mr. Knecht joined DCM in 2002. Prior to joining DCM, Mr. Knecht was an executive at DRCM Global Investors; CSI Asset Management, Inc.; and Harris Investment Management, Inc.
John K. Brinckerhoff	48	Director of Portfolio Management of Deerfield Capital Management LLC. Mr. Brinckerhoff has held this position since December 2005. Mr. Brinckerhoff is also a Senior Managing Director of DCM. He has held this position since June 2006. Mr. Brinckerhoff joined DCM in 2001. Prior to joining DCM, Mr. Brinckerhoff was an executive at Donaldson Lufkin & Jenrette Securities Corporation; J.P. Morgan Securities Corp.; and Merrill Lynch Unit Investment Trust Division.

The Compensation Committee

Our Compensation Committee is comprised of three directors, Peter H. Rothschild (chairman), Robert E. Fischer and Robert B. Machinist. Our Board has determined that the members of the Compensation Committee are all independent as that term is defined in our Corporate Governance Guidelines and the general independence standards of the NYSE. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis” in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes our compensation objectives, policies and practices. Prior to the completion of the Merger, we did not have any employees. All of our executive officers were employees of our external manager and we did not pay, and were not involved in determining, compensation for any of these individuals. Upon completion of the Merger on December 21, 2007, DCM became our subsidiary and for the first time since our inception, we now have employees. Consequently, we inherited our executive officers’ existing compensation arrangements and were not involved in the establishment, benchmarking or structuring of those arrangements. On a going forward basis, our Compensation Committee will analyze, structure and establish our executive compensation arrangements based on our philosophies and objectives as described below.

Prior to the completion of the Merger, the primary functions of our Compensation Committee were to (i) review and make changes to our director compensation structure and (ii) make recommendations with respect to our Stock Incentive Plan, primarily related to our management agreement with DCM. Our Board intends to formally amend our Compensation Committee charter to reflect, and provide for, its increased responsibility going forward, including oversight of our compensation philosophies, objectives and arrangements as it relates to our executive officers.

Compensation Program Philosophy and Objectives

Our primary objective with respect to compensation will be to provide competitive compensation and benefits that allow us to attract, retain, motivate and reward high quality executive officers and portfolio managers. Our philosophy reflects a belief that competitive compensation programs will contain three elements; an adequate base salary, an annual cash bonus tied to relevant success measures and a long-term component that offers an ownership-like stake in the longer term success of the company. A basic principle in the design of all compensation programs at the company going forward will be pay-for-performance such that we expect variable portions of compensation to constitute a significant component of each executive’s pay and the aggregate amount of such variable compensation will reflect the achievement of specific corporate objectives and individual performance goals.

Certain performance elements that we expect to consider in our variable bonus programs are not directly quantifiable and may include factors such as responsiveness to unforeseen situations, creativeness, teamwork and demonstration of other values we believe are critical to our success. Other performance elements we anticipate considering will be subject to direct measurement such as fund performance and increases and decreases in assets under management. In all cases, our compensation programs will be designed to ensure that both qualitative and quantitative measures of performance are closely aligned with the interests of the company and promote the interests of long-term stockholders by focusing senior executives and fund managers on achieving strong annual performance in a sustainable manner.

In addition to rewarding employees for achieving specific corporate and individual performance goals, our compensation program will be designed to reward the level of responsibility of, and the position undertaken by, our senior executives. As a matter of philosophy, we believe compensation and accountability should generally increase with position and responsibility. As a result, we anticipate that total compensation will be higher for individuals with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives. Additionally, we anticipate as position and responsibility increases, a greater portion of the executive officer’s total compensation will be variable pay contingent on the achievement of performance objectives. In the same way, we intend that equity-based compensation will be higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term increases in the value of the company.

Finally, one of our key objectives will be to ensure that the compensation provided to our executive officers remains reasonable and responsible yet competitive relative to the compensation paid to similarly situated executives at comparable companies. We recognize that the nature of our industry makes all firms such as ours vulnerable to the defection of management talent if we do not offer competitive compensation programs. Ownership structures for fund management companies vary widely and, consequently, we believe it is essential that our overall compensation levels be sufficiently competitive to attract successful leaders and portfolio managers to apply their talents in a public company environment. At the same time, we intend to design our executive compensation programs to reflect the fact that we are ultimately accountable to our stockholders for the growth and competitive profitability of the business.

Process for Evaluating and Establishing Executive Compensation

Following the Merger, our Compensation Committee plans to engage consultants who specialize in management and employee benefit and compensation programs and design both annual and long term incentive plans. We anticipate working with these consultants to assist us in determining and structuring competitive executive compensation levels and programs that are aligned with our compensation philosophy and objectives. Our Compensation Committee also expects to work with consultants and other professionals to, if and as applicable, negotiate employment agreements with our executive officers, develop our time- and performance-based incentive compensation programs and structure our director compensation program.

The Role of the Compensation Committee

Our Compensation Committee will oversee all compensation evaluations and decisions related to our named executive officers. It will also review the appropriateness of the financial measures used in all incentive plans and the degree of difficulty in achieving specific performance targets. Our Compensation Committee plans to engage in an active dialogue with our Chief Executive Officer, or CEO, concerning strategic objectives and performance targets and also plans to use consultants to collect information regarding competitive practices and to help devise and administer fair and equitable compensation programs on a going forward basis.

Together with the performance objectives, our Compensation Committee expects to establish targeted total compensation levels for all our executive officers. As a general proposition, the Compensation Committee will attempt to determine the overall best mix of fixed and incentive compensation for each position. In making this determination, the Compensation Committee will be guided by the compensation philosophy described herein, historical compensation levels, the relative compensation levels among our executive officers and the competitive pay practices at other companies using third-party compensation studies. The Compensation Committee may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels.

The Role of Executive Officers in Compensation Decisions

We anticipate that our CEO will play a significant role in the compensation-setting process. We expect that our CEO will be responsible for evaluating the performance of our executive officers on an annual basis. These evaluations will be used to determine their bonuses for the prior fiscal year, to establish the individual and corporate performance objectives for each executive for the current fiscal year, to set their base salaries for the next fiscal year, to determine the portion of total compensation that will be contingent or performance-based pay, and to consider and approve any grants of equity or equity-like incentive compensation. Based on our CEO’s review and evaluation, we anticipate that he will make compensation recommendations to the Compensation Committee, including recommendations for performance targets and objectives, salary adjustments, bonus levels, and long-term equity-based incentive awards. In performing these responsibilities, we expect that our CEO will meet with and carefully consider the opinion of senior executives prior to making final assessments about performance within the senior management group. Final decisions with respect to total compensation of our executive officers will reside with our Compensation Committee.

Benchmarking

Although competitive information, or benchmarking, is extremely useful in our industry, we do not believe that it will be appropriate to establish compensation levels primarily based on benchmarking. While we recognize that our compensation practices must be competitive in the marketplace, such marketplace information is only one of the many factors that we will consider in assessing the reasonableness of compensation. When we consider the total compensation packages of our named executive officers, our CEO and Compensation Committee may consider many factors, including the existence of employment agreements, historical compensation, market conditions, consultant studies and internal priorities to ensure that the compensation we award is appropriate to our circumstances and competitive in the market place.

Elements of Executive Compensation

Base Salary

We intend to provide our executive officers with a base salary designed to provide each executive with regular income that we consider appropriate in light of the executive’s qualifications, experience and industry knowledge, the quality and effectiveness of their leadership at our company, the scope of their responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, the base salary paid to officers in comparable positions at companies considered as competitors, internal pay equity, the tax deductibility of base salary and their total compensation arrangement. We do not expect to apply any specific weighting to these factors.

Annual Cash Bonus Plan

We intend to give our executive officers an opportunity to obtain annual cash bonuses under an incentive bonus plan for achievement of specified performance objectives with a time horizon of one year or less. We plan to make awards from an established bonus pool. Our Compensation Committee will determine the total size of our bonus pool by taking into account our qualitative and financial performance. We expect that our CEO will make recommendations as to the size of an award to any particular executive officer, other than himself, by considering each individual’s performance as measured against market benchmarks, pre-set performance targets and objectives and his or her individual impact on our overall performance. The formal structure of the plan will be developed under the supervision of our Compensation Committee.

Equity-Based Compensation Arrangements

We have not made equity grants to individual employees in the past. Having acquired employees following the Merger, we plan to structure individual equity-based compensation arrangements that align the long term interests of our executives with the interests of our stockholders. For this reason, we are seeking stockholder approval to amend and restate our Stock Incentive Plan to increase the number of shares available under the plan and otherwise increase our flexibility in this regard. We expect to work with consultants to develop the criteria that we will use in structuring our equity-based compensation arrangements.

Severance and Change-in-Control Arrangements

Except as may be contained in the employment agreements of individual employees, we do not at present have any severance or change-in-control arrangements with employees. Adoption of any such arrangement or the incorporation of any such provisions in future agreements will require the specific approval of the Compensation Committee. Severance or change-in-control provisions will in general only be approved in those cases where the Compensation Committee believes the benefits of such arrangements, including attracting or retaining key employees, outweigh the costs.

Additional Benefits

Our executive officers will participate in other employee benefit plans generally available to all employees on the same terms, such as medical, dental, life, disability insurance programs and a 401(k) plan. We do not intend to provide our named executive officers with significant perquisites or similar personal benefits.

COMPENSATION OF EXECUTIVE OFFICERS

Prior to the completion of the Merger on December 21, 2007, we were externally managed and did not employ any executive officers or other personnel. As a result of the Merger, DCM became our indirect wholly owned subsidiary and its employees became our employees. We paid compensation to our executive officers from December 22, 2007 through the fiscal year end at the same level as was paid by DCM, their previous employer. The Summary Compensation Table set forth below discloses the compensation information for each of our Chief Executive Officer and our Chief Financial Officer.

Summary Compensation Table for Fiscal Year 2007

The following table summarizes the compensation of our named executive officers for fiscal year 2007:

		Salary	Bonus	Total
Name and Principal Position(1)	Year	($)	($)(2)	($)(3)

Jonathan W. Trutter Chief Executive Officer	2007	$12,329		$12,329
Richard G. Smith Chief Financial Officer	2007	$5,753		$5,753

(1)	No other officer received compensation from us in excess of $100,000 during fiscal year 2007.

(2)	The bonus amount earned by each of Mr. Trutter and Mr. Smith is not calculable through the latest practicable date. We expect that such bonuses will be able to be determined by approximately February 29, 2008.

(3)	During 2007, we paid compensation to our executive officers from December 22, 2007 through December 31, 2007. Our executive officers were compensated by DCM prior to the Merger.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The table below describes the compensation earned by our directors in 2007. We compensated only those directors who are independent directors under the NYSE listing standards. Our processes and procedures for considering and determining the amount of compensation we pay our independent directors consist of an annual review of director compensation by our Compensation Committee, based on factors such as our existing compensation structure, the compensation paid by comparable REITs, the amount of time expected to be devoted by our independent directors to our matters, and the complexity of those matters. Pursuant to its charter, the Committee recommends to the Board the compensation for the current year, and the Board makes a determination. The charter permits the Compensation Committee to delegate the consideration of director compensation to one or more subcommittees of the Compensation Committee, but to date, the Committee has not done so.

Director Compensation in 2007(1)

	Fees Earned
	or Paid in	Stock
Name	Cash(2)(3)	Awards(4)	Total

Robert E. Fischer(5)	$227,500	$41,250	$268,750
Peter H. Rothschild(6)	$397,289	$83,232	$480,521
Robert B. Machinist(7)	$286,599	$41,250	$327,849
Howard Rubin	$257,000	$41,250	$298,250

(1)	No director compensation was earned by Peter W. May, Gregory H. Sachs or Jonathan W. Trutter in 2007.

(2)	In 2007, each independent director earned a cash retainer of $65,000, a fee of $1,500 for each Board meeting attended (in person or by telephone) and a fee of $1,000 for each committee meeting attended (in person or by telephone) on a date that a Board meeting was not held. On January 30, 2007, we revised this policy, such that a meeting fee will be earned on a date that a Board meeting is held, provided that the additional preparation time for the committee meeting is significant. We also reimburse our independent directors for their travel expenses in attending Board and committee meetings. We pay each member of our Standing Committee of Independent Directors a fee of $1,500 for each committee meeting attended (in person or by telephone), whether or not on a date that a Board meeting is held. The members of this committee are our independent directors. Each independent director’s total 2007 compensation consisted of the committee fees and stock awards described herein and the cash retainers described in footnotes (5) to (7) below.

(3)	In March 2007, we established a Special Committee of the Board to consider matters relating to the purchase of the company’s manager and we paid each committee member a fee of $15,000 per month, effective mid-February 2007, or $157,500 in the aggregate for 2007. The members of this committee are our independent directors and the services provided are non-recurring.

(4)	In January 2007, we granted each independent director 2,500 shares of our common stock. The share grant was vested on the date of the grant. The closing price on the NYSE of our shares on the grant date was $16.50 per share. For his services as Interim Chairman of the Board, on December 13, 2007, we granted Peter H. Rothschild 3,644 shares of our common stock as of December 13, 2007 and 2,000 shares of our common stock as of December 31, 2007. The closing price of our common stock on the NYSE was $7.13 on December 13, 2007 and $8.00 on December 31, 2007, for awards of $25,982 and $16,000, respectively. In each case, the share grant was vested on the date of the grant.

(5)	In 2007, Mr. Fischer, as the chairperson of our Nominating & Corporate Governance Committee, earned an additional cash retainer of $15,000, for a total 2007 cash retainer of $80,000.

(6)	In 2007, Mr. Rothschild, as our Interim Chairman from April 19, 2007 through fiscal year end, earned an additional cash retainer of $56,444. Additionally, in 2007, Mr. Rothschild, as the chairperson of our Compensation Committee from May 22, 2007 to fiscal year end, earned an additional cash retainer of $9,148, and as the chairperson of our Audit Committee from January 1 to May 21, 2007, earned an additional cash retainer of $9,753. The total cash retainer earned by Mr. Rothschild in 2007 was $140,345.

(7)	In 2007, Mr. Machinist, as the chairperson of our Audit Committee from May 22, 2007 to fiscal year end, earned an additional cash retainer of $15,247, and as the chairperson of our Compensation Committee from January 1 to May 21, 2007, earned an additional cash retainer of $5,852, for a total 2007 cash retainer of $86,099.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board has determined that each member of our Compensation Committee is independent as defined in the NYSE listing standards. During 2007, no interlocking relationship existed between any member of the board of directors or any member of the compensation committee of any other company.

Compensation Committee Report

In light of acquiring employees on December 21, 2007 for the first time since our inception and the current efforts being undertaken by our Compensation Committee to refine our compensation structure, the Compensation Committee has not yet reviewed and discussed the Compensation Discussion and Analysis included in the proxy statement with management and has not yet made a recommendation to the Board that the Compensation Discussion and Analysis be included in this proxy statement. The Compensation Committee expects to undertake such review and make such recommendation in connection with future filings with the SEC.

Peter H. Rothschild (Chairman)
Robert E. Fischer
Robert B. Machinist

OUR VOTING STOCK AND PRINCIPAL HOLDERS OF THAT STOCK

Persons That Beneficially Own More Than 5% of Our Voting Securities

The following table shows, as of January 10, 2008, the persons that are known to us to be the beneficial owners of more than 5% of our common stock, which is the only class of voting stock we have issued. Each share of our common stock is entitled to one vote. The Series A Preferred Stock is non-voting except with respect to certain limited matters more fully described in “Description of the Terms of the Series A Preferred Stock.” As of January 10, 2008, there were 51,752,720 shares of common stock outstanding and 14,999,992 shares of Series A Preferred Stock outstanding. The table is based on information available to us, including stockholder filings with the SEC, under Section 13 of the Exchange Act.

Number of
Shares
of Common
	Stock	Percentage
	Beneficially	of Common
Name and Address of Beneficial Owner(1)(2)	Owned	Stock

Robert C. Dart, Robert C. Dart Residual Trust, Rushmore Investments Ltd., Copper Mountain Investments Limited, William A. Dart, Claire T. Dart, and the William and Claire Dart Foundation (collectively, the Dart Entities)(3), 500 Hogsback Road, Mason, Michigan 48854	12,208,400	23.6%

(1)	Triarc Deerfield Holdings, LLC, or Triarc Holdings, is the beneficial owner of 9,629,368 shares of the Series A Preferred Stock. Upon conversion of the Series A Preferred Stock, Triarc Holdings would beneficially own more than 5% of our common stock. Peter W. May, the Vice Chairman, a member of the capital and investment committee of the board of directors and a significant stockholder of Triarc Companies, Inc., the parent company of Triarc Holdings, may be deemed to be the beneficial owner of Triarc Holdings’ shares. Mr. May disclaims ownership of such shares except to the extent of his pecuniary interest therein.

(2)	Gregory H. Sachs is the beneficial owner of 3,914,425 shares of the Series A Preferred Stock. Upon conversion of the Series A Preferred Stock, Mr. Sachs would beneficially own more than 5% of our common stock. Mr. Sachs disclaims ownership of 783,224 shares of the Series A Preferred Stock held in the name of the GHS 2006 SCM Trust. See “Ownership of our Stock by our Directors and Executive Officers.”

(3)	Based on a Schedule 13D filed August 14, 2007, by each Dart Entity, the Dart Entities disclaim membership in a group, and certain of the Dart Entities disclaim beneficial ownership of our shares held by certain other Dart Entities. (Specifically, Rushmore, Copper Mountain and the Dart Foundation disclaim such ownership of the shares held by the other Dart Entities, Robert Dart disclaims such ownership of the shares held by Copper Mountain and the Dart Foundation, and the Robert Dart Residual Trust, William A. Dart and Claire T. Dart disclaim such ownership of the shares held by Rushmore and the Dart Foundation.) The Schedule 13D provides details as to the voting and investment power of each Dart Entity, and the right of each Dart Entity to acquire our shares within 60 days.

OWNERSHIP OF OUR STOCK BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table below shows, as of January 10, 2008, the beneficial ownership of our common stock and Series A Preferred Stock by our directors and executive officers. None of the shares shown in columns (1) or (2) has been pledged as security except as specifically described in the footnotes to this table and none of the directors or executive officers has the right to acquire beneficial ownership of any additional shares within 60 days after of January 10, 2008. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o Deerfield Capital Corp., 6250 N. River Road, 9th Floor, Rosemont, Illinois 60018.

		Amount
	Amount and	and Nature
	Nature of	of Beneficial
	Beneficial	Ownership		Percentage
	Ownership	of Series A	Percentage	of Series A
	of Common	Preferred	of Common	Preferred
Name of Beneficial Owner	Stock	Stock	Stock(1)	Stock(2)

Robert E. Fischer(3)	11,458	—	*	—
Robert B. Machinist(3)	8,000	—	*	—
Peter W. May(4)	548,975	9,629,368	1.1%	64.2%
Peter H. Rothschild(3)(5)	16,977	—	*	—
Gregory H. Sachs(6)	217,095	3,914,425	*	26.1%
Howard Rubin	58,000	—	*	—
Jonathan W. Trutter	49,333	210,299	*	1.4%
Robert C. Grien	72,660	—	*	—
Richard G. Smith	10,000	—	*	—
Frederick L. White	335	2,586	*	—
Luke D. Knecht(7)	8,502	6,459	*	*
John K. Brinckerhoff(8)	12,782	90,901	*	*

All directors and executive officers as a group (12 persons)(3)	1,014,117	13,854,038	1.9%	92.4%

*	Less than 1%.

(1)	Based on 51,752,720 shares of our common stock outstanding as of January 10, 2008. Does not include 2,288,466 shares of common stock available for future issuance under the Stock Incentive Plan.

(2)	Based on 14,999,992 shares of our Series A Preferred Stock outstanding as of January 10, 2008.

(3)	Includes 3,000 shares of stock granted to each of our independent directors in May 2005 under our Stock Incentive Plan and 2,500 shares of stock granted to each of our independent directors on each of May 2006 and May 2007 under that plan.

(4)	Includes 205,642 shares of our common stock and 9,629,368 shares of our Series A Preferred Stock held in the name of Triarc Deerfield Holdings, LLC, a subsidiary of Triarc Companies, Inc. Mr. May may be deemed the beneficial owner of such shares of Series A Preferred Stock as he is the Vice Chairman, a member of the capital and investment committee of the board of directors and a significant stockholder of Triarc Companies, Inc. Mr. May disclaims ownership of such shares except to the extent of his pecuniary interest therein.

(5)	Includes 5,644 shares of our common stock granted to Mr. Rothschild in December 2007 under our Stock Incentive Plan for his services as our Interim Chairman. Includes 3,333 of our shares owned by Daroth Investors LLC, of which Mr. Rothschild is a member. Accordingly, he may be deemed to beneficially own shares owned by Daroth. Mr. Rothschild disclaims beneficial ownership of these shares.

(6)	Includes 200,369 shares of our common stock and 3,131,201 shares of our Series A Preferred Stock held in the name of the Gregory H. Sachs Revocable Trust Dated April 24, 1998 and 16,726 shares of our common stock and 783,224 shares of our Series A Preferred Stock held in the name of the GHS 2006 SCM

Trust. 133,500 of the shares of our common stock held by Mr. Sachs in the name of the Gregory H. Sachs Revocable Trust Dated April 24, 1998 are pledged as collateral on a line of credit. Mr. Sachs disclaims beneficial ownership of the 16,726 shares of common stock and 783,224 shares of Series A Preferred Stock held by the GHS 2006 SCM Trust.

(7)	Includes shares held jointly with spouse.

(8)	Includes 80 shares of our common stock held in the name of an adult child residing in Mr. Brinckerhoff’s household and 8,193 shares of our common stock and 71,511 shares of our Series A Preferred Stock held in the name of the John K. Brinckerhoff TTEE John K. Brinckerhoff R/TR 3/20/01 and Laura R. Brinckerhoff TTEE Laura R. Brinckerhoff R/TR 3/20/01 TEN COM. Mr. Brinckerhoff disclaims beneficial ownership of the shares held in the name of the adult child.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law and our charter and bylaws, copies of which have been filed as exhibits to our Registration Statement on Form S-11 filed with the SEC on April 1, 2005 and our Current Report on Form 8-K filed with the SEC on December 28, 2007 and are incorporated by reference in this proxy statement. See “How to Obtain More Information.”

General

Our charter provides that we may issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.001 per share. As of January 10, 2008, 51,752,720 shares of common stock were issued and outstanding and 14,999,992 shares of Series A Preferred Stock were issued and outstanding. Our Board with the approval of a majority of the entire Board and without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Preferred Stock

Please see “Description of the Terms of the Series A Preferred Stock” in this proxy statement for a summary of our outstanding Series A Preferred Stock.

Power to Reclassify Shares of Our Stock

Our charter authorizes our Board to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the Board is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board could authorize the issuance of shares of common or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. 14,999,992 shares of our Series A Preferred Stock are presently outstanding. We have no present plans to issue any additional preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our Board to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the second half of any calendar year.

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter and certain Board resolutions provide that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 7.7% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our charter also prohibits any person from (a) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our Board, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our Board such representations, covenants and undertakings as our Board may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our Board may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT. From time to time, our Board has exempted stockholders from the ownership restrictions. For example, our Board has exempted from the ownership limit Robert C. Dart, Kenneth B. Dart and certain entities affiliated with Robert C. Dart or Kenneth B. Dart (collectively, the Dart Group). The exemptions provide that each member of the Dart Group may own up to 18.5% in value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, provided that the Dart Group, in the aggregate, may only own up to 18.5% in value or number of shares, whichever is more restrictive, of our outstanding common stock. Additionally, in connection with the Merger, our Board exempted (i) Gregory H. Sachs and (ii) Triarc and Triarc Deerfield Holdings, LLC (a majority-owned subsidiary of Triarc) and certain of their affiliates, including Nelson Peltz and Peter W. May, from the ownership limit with respect to the Series A Preferred Stock and also exempted Triarc and Triarc Deerfield Holdings, LLC from the ownership limit with respect to our common stock. In connection with granting these exemptions, our Board obtained representations regarding each waiver recipient’s ownership of our capital stock and obtained opinions of counsel that granting the exemptions would not jeopardize our status as a REIT.

Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (a) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (b) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (a) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (b) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (a) the shares shall be deemed to have been sold on behalf of the trust and (b) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (b) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of Series A Preferred Stock and common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the Series A Preferred Stock and common stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series A Preferred Stock is American Stock Transfer & Trust Company.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

A stockholder who wishes to introduce a proposal for consideration at our 2008 annual meeting of stockholders may seek to have that proposal included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. To qualify for this, the proposal must be submitted to us by a reasonable time before we begin to print and mail our proxy statements and satisfy the other requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee it will be included.

A stockholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with applicable state law and our bylaws. They require a proposal or nomination to be in writing and delivered to our Secretary at our executive offices at 6250 N. River Road, 9th Floor, Rosemont, Illinois 60018 by personal delivery or U.S. mail not earlier than 150 days and not later than the later of 120 days before the annual meeting. However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, a proposal or nomination by the stockholder to be timely must be delivered not earlier than 150 days and not later than the later of (i) 120 days before the annual meeting or (ii) 10 days following the day on which public announcement of the date of such meeting is first made. We expect our 2008 annual meeting to be advanced by more than 30 days from the first anniversary of the date of our 2007 annual meeting; therefore, in such event proposals and or nominations by the stockholder must be delivered within 10 days after the announcement of the annual meeting. The notice must satisfy the other requirements with respect to such proposals and nominations contained in our bylaws. Proposals by stockholders submitted outside the process of Rule 14a-8 under the Exchange Act will be considered untimely and ineligible to come before our 2008 annual meeting if such proposal is not received by us not earlier than 150 days and not later than the later of 120 days before the 2008 annual meeting or 10 days after the announcement of the 2008 annual meeting. If a stockholder fails to meet the deadlines in Rule 14a-8 and our bylaws or fails to comply with SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal.

COMMUNICATIONS WITH THE BOARD

Stockholders wishing to communicate with our Board should send any communication to: Secretary, Deerfield Capital Corp., 6250 N. River Road, 9th Floor, Rosemont, Illinois 60018. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward the communication to the full Board, a committee of the Board, or to any individual director or directors, as appropriate. If a communication is unduly hostile, threatening, illegal or similarly inappropriate, the Secretary is authorized to discard the communication or take appropriate legal action regarding the communication.

Our Audit Committee has established procedures, which are posted on our website, for directors, officers and interested parties to submit concerns and complaints regarding our company, either openly, confidentially or anonymously. Interested parties may use these procedures, which include a toll-free telephone number, to communicate with our non-management directors.

OTHER MATTERS

The Board knows of no other business to be brought before the Meeting. If any other matters properly come before the Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the Meeting.

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by use of the mails, we may use the services of certain officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and facsimile from brokerage houses and other stockholders. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

HOW TO OBTAIN MORE INFORMATION

Our Internet address is http://www.deerfieldcapitalcorp.com. We make available free of charge, on or through the “SEC Filings” section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. A copy of all documents incorporated into this proxy statement by reference will be provided, without charge, upon written or oral request, by first class mail and within one business day of our receipt of such request. Requests for such documents incorporated by reference should be directed to Legal Department, Deerfield Capital Corp., 6250 N. River Road, 9th Floor, Rosemont, Illinois 60018, or you may ask for our Legal Department by calling 773-380-1600. Also posted on our website, and available in print upon request to our Investor Relations Department, are the charters for our Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee, and our Code of Business Conduct and Ethics, which governs our directors, officers and employees. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to our Code of Business Conduct and Ethics and any waiver applicable to our senior financial officers, executive officers or directors. In addition, information concerning purchases and sales of our equity securities by our directors and Section 16 reporting officers is posted on our website. Information on our website is not part of this proxy statement.

Incorporation of Information Filed with the SEC

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The information that we incorporate by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. This proxy statement incorporates by reference the information contained in our (i) Annual Report on Form 10-K for the year ended December 31, 2006, as amended, (ii) Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007, (iii) Current Reports on Form 8-K filed with the SEC on December 21, 2007 and December 28, 2007 and (iv) Current Reports on Form 8-K/A filed with the SEC on January 15, 2008 and January 16, 2008 (excluding Item 7.01 and the exhibits to Item 7.01). The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

Requests for documents should be directed to our proxy solicitor, Georgeson, Inc., at          .

ANNEX A

DEERFIELD CAPITAL CORP.
FIRST AMENDED AND RESTATED
STOCK INCENTIVE PLAN

Page

ARTICLE XIV GENERAL PROVISIONS		A-17
14.01	Effect on Employment and Service	A-17
14.02	Unfunded Plan	A-17
14.03	Rules of Construction	A-17
ARTICLE XV AMENDMENT		A-18
ARTICLE XVI DURATION OF PLAN		A-18
ARTICLE XVII EFFECTIVE DATE OF PLAN		A-18

ARTICLE I

DEFINITIONS

1.01  Acquiring Person

Acquiring Person means that a Person, considered alone or together with all Control Affiliates and Associates of that Person, is or becomes directly or indirectly the beneficial owner (as defined in Rule 13d-3 under the a) of securities representing more than fifty percent (50%) of the Company’s then outstanding securities entitled to vote generally in the election of the Board.

1.02  Administrator

Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III.

1.03  Affiliate

Affiliate means any “subsidiary” or “parent” corporation (as such terms are defined in Section 424 of the Code) of the Company.

1.04  Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, an Incentive Award, an award of Performance Shares or an Option or SAR granted to such Participant.

1.05  Associate

Associate, with respect to any Person, is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. An Associate does not include the Company or a majority-owned subsidiary of the Company.

1.06  Board

Board means the Board of Directors of the Company.

1.07  Change in Control

Change in Control means (i) the ownership or acquisition by any Person (other than a Qualified Affiliate) of more than fifty percent (50%) of the Company’s then outstanding voting securities; (ii) the merger or consolidation of the Company with or into any other Person (other than a Qualified Affiliate), if, immediately following the merger or consolidation, Persons who did not own outstanding voting securities immediately before the merger or consolidation directly or indirectly own more than fifty percent (50%) of the outstanding shares of voting stock of the surviving entity; (iii) any one or a series of related sales or conveyances to any Person (other than any one or more Qualified Affiliates) of all or substantially all of the assets of the Company; (iv) the complete liquidation or dissolution of the Company; or (v) Continuing Directors cease to be a majority of the Board.

1.08  Code

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.09  Committee

Committee means the Compensation Committee of the Board. During any period in which the Board does not have a Compensation Committee references in this Plan to the “Committee” shall mean the Board.

1.10  Common Stock

Common Stock means the common shares of beneficial interest of the Company.

1.11  Company

Company means Deerfield Capital Corp., a Maryland corporation.

1.12  Continuing Director

Continuing Director means any member of the Board, while a member of the Board and who was a member of the Board on the effective date of the adoption of this First Amended and Restated Deerfield Capital Corp. Stock Incentive Plan or whose nomination for or election to the Board was recommended or approved by a majority of the Continuing Directors who were then members of the Board.

1.13  Control Affiliate

Control Affiliate with respect to any Person, means an affiliate as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

1.14  Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

1.15  Corresponding SAR

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.16  Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended.

1.17  Fair Market Value

Fair Market Value means, on any given date, the fair market value of a share of Common Stock as determined by the Committee using any reasonable method in good faith.

1.18  Incentive Award

Incentive Award means an award which, subject to such terms and conditions as may be prescribed by the Committee, entitles the Participant to receive a cash payment from the Company or an Affiliate.

1.19  Option

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.20  Participant

Participant means an employee of the Company or an Affiliate, a member of the Board, or a person or entity that provides services to the Company or an Affiliate and who satisfies the requirements of Article IV and is selected by the Administrator to receive an award of Performance Shares, a Stock Award, an Incentive Award, an Option, an SAR or a combination thereof.

1.21  Performance Measure

“Performance Measure” means any one or more of the following selected by the Administrator to measure the performance, for a Performance Period, by the Company, an Affiliate or a business or portfolio unit or segment of the Company or an Affiliate. A Performance Measure may be (a) an absolute amount or a percentage of an amount, (b) relative to the performance of other companies or benchmarks or indexes, (c) based on absolute values or values based on a share of Common Stock, (d) based on absolute or percentage change in the Performance Measure over a specified period, and (e) basic, diluted or adjusted. Each Performance Measure shall, to the extent applicable, be determined in accordance with generally accepted accounting principles as consistently applied by the Company, or such other standard applied by the

Administrator and, to the extent permitted under Code Section 162(m), adjusted to omit the effects of non-recurring, non-cash or other items, as determined by the Administrator.

The Performance Measures are:

•	Total shareholder return, whether measured as (i) total stock price appreciation plus value of dividends paid; (ii) the per annum compounded rate of increase in the Fair Market Value of an investment in Common Stock on the first day of the Performance Period (assuming purchase of shares of Common Stock at their fair market value on such day) through the last day of the Performance Period, plus all dividends or distributions paid with respect to such shares of Common Stock during the Performance Period, and assuming reinvestment in shares of Common Stock of all such dividends and distributions; or (iii) other appropriate method.

•	Total shareholder returns compared with such returns generated by similar businesses.

•	Return on equity.

•	Return on invested capital or assets.

•	Net return on net investment or on average net investment.

•	REIT taxable income.

•	Cash dividends per Share.

•	Cash flow, cash or funds available for distributions, and adjusted funds from operations or cash flow.

•	Share price appreciation, meaning an increase in the price or value of the Common Stock after the date of grant of an award, and changes (or the absence thereof) in the price per share or aggregate market price of the shares of Common Stock.

•	GAAP net income.

•	Total revenues, whether consolidated or by specific product line.

•	EBITDA, meaning aggregate consolidated net income for the specified period plus (without duplication and only to the extent such amount was deducted in calculating such consolidated net income) any one or more of the following items on a consolidated basis: (i) specified categories of interest expense; (ii) income taxes; (iii) depreciation expense; and (iv) amortization expense; and minus (without duplication and only to the extent such amount was included in calculating such consolidated net income) any one or more of the following items on a consolidated basis: (v) specified categories of interest income; and (vi) other income appropriately excluded.

•	Operating earnings, meaning income before taxes, or other appropriate measure of calculating operating earnings.

•	Net earnings.

•	Book value.

•	Ratio of pre-tax net income to gross income.

•	Assets under investment management (AUM), whether in total, in specific strategies, funds or accounts, or any combination thereof.

•	Return on AUM, whether in total or in specific strategies, funds or accounts.

•	Investment management fees, whether asset-based, performance-based or any combination thereof, and whether in total, or in specific strategies, funds or accounts, or any combination thereof.

•	New originations of assets.

•	Performance with respect to any one or more of the following specific parameters: revenue, cost, expense, AUM, investment return or other financial targets, on an absolute basis or relative to one or more benchmarks or indexes.

1.22  Performance Period

Performance Period means a fiscal year of the Company or any other period designated by the Administrator, over which the attainment of one or more Performance Measures will be calculated to determine a Participant’s rights in respect of an award.

1.23  Performance Shares

Performance Shares means an award, in the amount determined by the Administrator, stated with reference to a specified number of shares of Common Stock, that in accordance with the terms of an Agreement entitles the holder to receive a cash payment or shares of Common Stock or a combination thereof.

1.24  Person

Person means any human being, firm, corporation, partnership, or other entity. “Person” also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. The term “Person” does not include the Company or any Related Entity, and the term Person does not include any employee-benefit plan maintained by the Company or any Related Entity, and any person or entity organized, appointed, or established by the Company or any Related Entity for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan or such person or entity is a “Person”.

1.25  Plan

Plan means this Deerfield Capital Corp. First Amended and Restated Stock Incentive Plan, adopted on July 2, 2007, which amends and restates the Deerfield Triarc Capital Corp. Stock Incentive Plan, adopted on December 17, 2004 (the “Initial Plan”)

1.26  Qualified Affiliate

Qualified Affiliate means (i) any directly or indirectly wholly owned subsidiary of the Company; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlled by the Company; or (iii) any Person directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition, “controlled” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.27  Related Entity

Related Entity means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Code.

1.28  SAR

SAR means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the amount determined by the Administrator and specified in an Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.29  Stock Award

Stock Award means shares of Common Stock awarded to a Participant under Article VIII.

ARTICLE II

PURPOSES

The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals and other service providers with ability and initiative by enabling such persons or entities to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of SARs, Stock Awards, Performance Shares and Incentive Awards in accordance with the Plan and procedures that may be established by the Administrator. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of shares of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Stock Awards, Incentive Awards, Performance Shares, Options and SARs upon such terms (not inconsistent with the provisions of this Plan), as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan), on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award, an Incentive Award or an award of Performance Shares. Notwithstanding any such conditions, the Administrator may, in its discretion, (i) accelerate the time at which any Option or SAR may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which an award of Performance Shares may be settled or (ii) suspend the forfeiture of any award made under this Plan. In addition, the Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Stock Award, Incentive Award or award of Performance Shares. All expenses of administering this Plan shall be borne by the Company.

The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan and the Committee’s prior delegation.

ARTICLE IV

ELIGIBILITY

Any employee of the Company or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan), any member of the Board and any person or entity that provides services to the Company or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan) is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person or entity has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate.

ARTICLE V

COMMON STOCK SUBJECT TO PLAN

5.01  Common Stock Issued

Upon the award of Common Stock pursuant to a Stock Award or in settlement of an award of Performance Shares, the Company may issue Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

5.02  Aggregate Limit

The maximum aggregate number of shares of Common Stock that may be issued under this Plan pursuant to the exercise of SARs and Options and the grant of Stock Awards and the settlement of Performance Shares is equal to 6,136,725 shares of Common Stock. (This amount includes those shares of Common Stock issued or issuable under awards granted pursuant to the Initial Plan.) The maximum aggregate number of shares of Common Stock that may be issued under this Plan and the maximum number of shares that may be issued upon the exercise of incentive stock options shall be subject to adjustment as provided in Article XII.

5.03  Participant Limit

Notwithstanding any Plan provision to the contrary, no Person may be granted Options, SARs, Performance Shares or Stock Awards in any calendar year which, in the aggregate, covers, or is stated with reference to, more than 1,000,000 shares of Common Stock.

5.04  Reallocation of Shares

If an Option is terminated, in whole or in part, for any reason other than its exercise or the exercise of a Corresponding SAR that is settled with shares of Common Stock, the number of shares allocated to the Option or portion thereof that is terminated may be reallocated to other Options, SARs, Performance Shares, and Stock Awards to be granted under this Plan. If an SAR is terminated, in whole or in part, for any reason other than its exercise that is settled with shares of Common Stock or the exercise of a related Option, the number of shares of Common Stock allocated to the SAR or portion thereof that is terminated may be reallocated to other Options, SARs, Performance Shares, and Stock Awards to be granted under this Plan. If an award of Performance Shares is terminated, in whole or in part, for any reason other than its settlement with shares of Common Stock, the number of shares allocated to the Performance Share award or portion thereof that is terminated may be reallocated to other Options, SARs, Performance Shares, and Stock Awards to be granted under this Plan. If a Stock Award is forfeited, in whole or in part, for any reason, the number of shares of Common Stock allocated to the Stock Award or portion thereof that is forfeited may be reallocated to other Options, SARs, Performance Shares and Stock Awards to be granted under this Plan.

ARTICLE VI

OPTIONS

6.01  Award

In accordance with the provisions of Article IV, the Administrator will designate each Person to whom an Option is to be granted and, subject to the limitation in Section 5.03, will specify the number of shares of Common Stock covered by such awards.

6.02  Option Price

The price per share for shares of Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted. Except for adjustments in accordance with Article XII, the price per share of an outstanding Option may not be reduced (by amendment, substitution or otherwise) without the approval of the Company’s shareholders.

6.03  Maximum Option Period

The maximum period in which an Option may be exercised shall be determined by the Administrator on the date of grant, except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

6.04  Nontransferability

Except as provided in Section 6.05, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 6.05, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.05  Transferable Options

Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an Option transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities.

6.06  Employee Status

For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

6.07  Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for shares of Common Stock having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.

6.08  Payment

Subject to rules established by the Administrator and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in cash, a cash equivalent acceptable to the Administrator, with shares of Common Stock or a combination of cash, acceptable cash equivalent or Common Stock. If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

6.09  Change in Control

Section 6.07 to the contrary notwithstanding, each outstanding Option shall

6.10  Shareholder Rights

No Participant shall have any rights as a shareholder with respect to shares subject to his Option until the date of exercise of such Option.

6.11  Disposition of Shares

A Participant shall notify the Company of any sale or other disposition of shares acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of shares to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

ARTICLE VII

SARS

7.01  Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom SARs are to be granted and, subject to the limitation in Section 5.03, will specify the number of shares of Common Stock covered by such awards. No Participant may be granted Corresponding SARs (under all incentive stock option plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for shares of Common Stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.

7.02  Maximum SAR Period

The term of each SAR shall be determined by the Administrator on the date of grant, except that no SAR shall have a term of more than ten years or, in the case of a Corresponding SAR, the term of the related Option. The terms of any SAR may provide that it has a term that is less than such maximum period.

7.03  Nontransferability

Except as provided in Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, a Corresponding SAR and the related Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 7.04, during the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant. No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.04  Transferable SARs

Section 7.03 to the contrary notwithstanding, if the Agreement provides, an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an SAR transferred pursuant to this Section shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution. In the event of any transfer of a Corresponding SAR (by the Participant or his transferee), the Corresponding SAR and the related Option must be transferred to the same person or person or entity or entities.

7.05  Exercise

Subject to the provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

7.06  Change in Control

Section 7.05 to the contrary notwithstanding, each outstanding SAR shall be fully exercisable (in whole or in part at the discretion of the holder) on and after a Control Change Date.

7.07  Employee Status

If the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

7.08  Settlement

At the Administrator’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, shares of Common Stock, or a combination of cash and Common Stock. No fractional share will be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

7.09  Shareholder Rights

No Participant shall, as a result of receiving an SAR, have any rights as a shareholder of the Company or any Affiliate until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

ARTICLE VIII

STOCK AWARDS

8.01  Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a Stock Award is to be made and, subject to the limitation in Section 5.03, will specify the number of shares covered by such awards.

8.02  Vesting

The Administrator, on the date of the award, may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement.

8.03  Performance Objectives

In accordance with Section 8.02, the Administrator may prescribe that Stock Awards will become vested or transferable or both based on such Performance Measure or Measures as may be selected by the Administrator. If the Administrator, on the date of award, prescribes that a Stock Award shall become nonforfeitable and transferable only upon the attainment of one or more Performance Measures, the shares subject to such Stock Award shall become nonforfeitable and transferable only to the extent that the Administrator certifies that such Performance Measure(s) have been achieved.

8.04  Employee Status

In the event that the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

8.05  Change in Control

Sections 8.02, 8.03 and 8.04 to the contrary notwithstanding, each outstanding Stock Award shall be transferable and nonforfeitable on and after a Control Change Date.

8.06  Shareholder Rights

Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares granted under the Stock Award are transferable and are no longer forfeitable.

ARTICLE IX

PERFORMANCE SHARE AWARDS

9.01  Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an award of Performance Shares is to be made and, subject to the limitation in Section 5.03, will specify the number of shares covered by such awards.

9.02  Earning the Award

The Administrator, on the date of the grant of an award, shall prescribe that the Performance Shares, or portion thereof, will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Shares, only upon the satisfaction of performance objectives, including objectives based on Performance Measures, and such other criteria as may be prescribed by the Administrator. No payments will be made with respect to Performance Shares unless, and then only to the extent that, the Administrator certifies that such objectives have been achieved.

9.03  Payment

In the discretion of the Administrator, the amount payable when an award of Performance Shares is earned may be settled in cash, by the issuance of shares of Common Stock, or a combination thereof. A fractional share of Common Stock shall not be deliverable when an award of Performance Shares is earned, but a cash payment will be made in lieu thereof.

9.04  Shareholder Rights

No Participant shall, as a result of receiving an award of Performance Shares, have any rights as a shareholder until and to the extent that the award of Performance Shares is earned and settled in shares of Common Stock. After an award of Performance Shares is earned and settled in shares, a Participant will have all the rights of a shareholder as described in Section 8.06.

9.05  Nontransferability

Except as provided in Section 9.06, Performance Shares granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Shares shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

9.06  Transferable Performance Shares

Section 9.05 to the contrary notwithstanding, if the Agreement provides, an award of Performance Shares may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of Performance Shares transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Performance Shares during the period that they were held by the Participant; provided, however that such transferee may not transfer Performance Shares except by will or the laws of descent and distribution.

9.07  Employee Status

In the event that the terms of any Performance Share award provide that no payment will be made unless the Participant completes a stated period of employment or continued service, the Administrator may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

9.08  Change in Control

Section 9.02 to the contrary notwithstanding, on and after a Control Change Date, each outstanding Performance Share award shall be earned as of a Control Change Date. To the extent the Agreement provides that the Performance Share award will be settled with shares of Common Stock, such shares shall be nonforfeitable and transferable as of the Control Change Date.

ARTICLE X

INCENTIVE AWARDS

10.01  Award.

The Administrator shall designate Participants to whom Incentive Awards are made. All Incentive Awards shall be finally determined exclusively by the Administrator under the procedures established by the Administrator; provided, however, that no Participant may receive an Incentive Award payment in any calendar year that exceeds $10,000,000.

10.02  Earning the Award

The Administrator, on the date of the grant of an award, shall prescribe that the Incentive Award, or portion thereof, will be earned, and the Participant will be entitled to receive payment pursuant to the grant of an Incentive Award, only upon the satisfaction of one or ore Performance Measures specified by the Administrator. No payments will be made with respect to such Incentive Awards unless, and then only to the extent that, the Administrator certifies that the specified Performance Measure(s) have been achieved.

10.03  Shareholder Rights

No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder.

10.04  Nontransferability.

Except as provided in Section 10.05, Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Incentive Awards shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

10.05  Transferable Incentive Awards

Section 10.04 to the contrary notwithstanding, if the Agreement provides, an Incentive Award may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of Incentive Awards transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Incentive Award during the period that they were held by the Participant; provided, however that such transferee may not transfer Incentive Awards except by will or the laws of descent and distribution.

10.06  Employee Status.

In the event that the terms of any Incentive Award provide that no payment will be made unless the Participant completes a stated period of employment or continued service, the Administrator may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

10.07  Change in Control

Section 10.02 to the contrary notwithstanding, on and after a Control Change Date, each outstanding Incentive Award shall be earned as of a Control Change Date.

ARTICLE XI

LIMITATION ON BENEFITS

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Article XI, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any cash benefits under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Article XI, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Article XI (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Article XI (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

For purposes of this Article XI, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Article XI, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Article XI, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

Notwithstanding any other provision of this Article XI, the limitations and provisions of this Article XI shall not apply to any Participant who, pursuant to an agreement with the Company or the terms of another plan maintained by the Company, is entitled to indemnification for any liability that the Participant may incur under Code Section 4999.

ARTICLE XII

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Options, SARs, Performance Shares, and Stock Awards may be granted; the terms of outstanding Stock Awards, Incentive Awards, Options, Performance Shares and SARs; and the limitation in Section 5.03 shall be adjusted as the Board shall determine to be equitably required in the event that (i) the Company (a) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (b) engages in a transaction to which Section 424 of the Code applies or (ii) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Article XII by the Board shall be final and conclusive.

The issuance by the Company of stock of any class, or securities convertible into stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of stock or obligations of the Company convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Performance Shares, and Stock Awards may be granted; the terms of outstanding Stock Awards, Incentive Awards, Options, Performance Shares or SARs; or the limitation in Section 5.03.

The Committee may make Stock Awards and Incentive Awards and may grant Options, SARs and Performance Shares in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article XII. Notwithstanding any provision of the Plan (other than the limitation of Section 5.02), the terms of such substituted Stock Awards, Options, SARs, Incentive Awards, or Performance Shares shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XIII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any stock certificate issued to evidence shares of Common Stock when a Stock Award is granted, a Performance Share is settled or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award or Performance Share shall be granted, no shares of Common Stock shall be issued, no certificate for shares of Common Stock shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

No Option or SAR shall be exercisable, no shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan, if such action would result in a Participant or other person owning, directly or indirectly, shares of Common Stock, or any other class of capital stock, which would be inconsistent with (i) the Real Estate Investment Trust ownership rules contained in the Code and regulations, including the “closely held” requirement under Sections 856(a)(6) and 856(h) of the Code, or (ii) any restrictions contained in the Company’s Charter or Articles of Incorporation that are in effect to preserve the Company’s status as a Real Estate Investment Trust. Among other things, with enumerated exceptions, the Company’s Charter or Articles of Incorporation may provide that (a) generally no person may own, directly or indirectly under the attribution provisions of the Code, more than a stated percentage in value or number of the outstanding shares of any class or series of the Company’s capital stock and (b) no person may beneficially or constructively own or transfer shares of the Company’s capital stock if that ownership or transfer would result in the Company being “closely held” under Section 856(h) of the Code.

ARTICLE XIV

GENERAL PROVISIONS

14.01  Effect on Employment and Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual or entity any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right or power of the Company or an Affiliate to terminate the employment or service of any individual or entity at any time with or without assigning a reason therefor.

14.02  Unfunded Plan

This Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

14.03  Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

ARTICLE XV

AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if that approval is required under applicable law or the rules and regulations of any exchange on which the Common Stock is listed. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Stock Award, Performance Share award, Incentive Award, Option or SAR outstanding at the time such amendment is made.

ARTICLE XVI

DURATION OF PLAN

No Stock Award, Performance Share Award, Incentive Award, Option or SAR may be granted under this Plan after July 1, 2017. Stock Awards, Performance Share awards, Incentive Award, Options and SARs granted before that date, whether pursuant to the Plan or the Initial Plan, shall remain valid in accordance with their terms.

ARTICLE XVII

EFFECTIVE DATE OF PLAN

Options, SARs, Performance Shares, Stock Awards and Incentive Awards may be granted under this Plan on and after the date that it is approved by a majority of the votes entitled to be cast by the Company’s shareholders, voting in person or by proxy, at a duly held shareholders’ meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF            DEERFIELD CAPITAL CORP.
The undersigned stockholder(s) of Deerfield Capital Corp., a Maryland corporation (“Deerfield”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, and hereby appoints ___and ___, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Deerfield to be held on ___, 2008 at ___a.m., Eastern Standard Time, at the offices of ___, or at any adjournments(s) or postponement(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card. Please date, sign and mail your proxy card back as soon as possible

SPECIAL MEETING OF STOCKHOLDERS DEERFIELD CAPITAL CORP. ___, 2008 Please date, sign and mail your proxy card in the postage pre-paid envelope provided as soon as possible. Please detach along perforated line and mail in the postage pre-paid envelope provided. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To approve the conversion of 14,999,992 shares of Series A 2. To approve an amendment and restatement of the Deerfield Preferred Stock that were issued in the Merger into 14,999,992 Capital Corp. Stock Incentive Plan to, among other things, shares of our common stock and our issuance of common increase the shares of common stock reserved for issuance under stock necessary to effect the conversion, subject to any anti- the plan from 2,692,313 to 6,136,725. dilution adjustments that may be required by the terms of the Series A Preferred Stock prior to the conversion. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 3. To act upon such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof. Only stockholders of Deerfield of record as of the close of business on ___, 2008 will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.
Further information regarding the Special Meeting, the issuance of additional shares of common stock to effect the conversion and the To change the address on your account, please check the box at amendment and restatement of the Deerfield Capital Corp. Stock right and indicate your new address in the space above. Please Incentive Plan is contained in the enclosed Proxy Statement. note that changes to the registered name(s) on the account may not be submitted via this method. Your vote is very important. As soon as possible, please sign, date and return the enclosed proxy card in the accompanying, postage pre-paid envelope. Stockholders attending the meeting may vote in person even if they have returned a proxy card. Signature of Stockholder: ___Signature of Stockholder: ___Date: ___ Date: ___Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.